      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000
                                                 REGISTRATION NUMBER 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              EOG RESOURCES, INC.
           (Exact name of registrants as specified in their charters)

             DELAWARE                             1311                            47-0684736
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)            Identification No.)

                          1200 SMITH STREET, SUITE 300
                              HOUSTON, TEXAS 77002
                                 (713) 651-7000
  (Address, including zip code, and telephone number, including area code, of principal executive offices)

                              BARRY HUNSAKER, JR.
                              EOG RESOURCES, INC.
                          1200 SMITH STREET, SUITE 300
                              HOUSTON, TEXAS 77002
                           TELEPHONE: (713) 651-6940
                           FACSIMILE: (713) 651-6987
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                ARTHUR H. ROGERS
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                           TELEPHONE: (713) 651-5151
                           FACSIMILE: (713) 651-5246

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE       OFFERING PRICE PER      PROPOSED MAXIMUM         AMOUNT OF
           TO BE REGISTERED                 REGISTERED             UNIT(1)           OFFERING PRICE(1)     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Flexible Money Market Cumulative                500                $100,000             $50,000,000             $13,200
  Preferred Stock, Series D............
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        SUBJECT TO COMPLETION, DATED MAY 5, 2000

PRELIMINARY PROSPECTUS

                              EOG RESOURCES, INC.

                               OFFER TO EXCHANGE

                                   500 SHARES

      FLEXIBLE MONEY MARKET CUMULATIVE PREFERRED STOCK (MMP(R)), SERIES C

                                      FOR

      FLEXIBLE MONEY MARKET CUMULATIVE PREFERRED STOCK (MMP(R)), SERIES D
                             ---------------------
The Series D preferred stock:

     - will be freely tradeable;

     - is substantially identical to the Series C preferred stock, including the liquidation preference and dividend rate; and

     - will not be listed on any securities exchange or on any automated dealer quotation system.

The exchange offer:

     - expires at 5:00 p.m., New York City time, on           , 2000, unless
       extended, and

     - is not conditioned on any minimum number of shares being tendered.

In addition, you should note that:

     - all outstanding shares of Series C preferred stock that are validly tendered and not validly withdrawn will be exchanged for an equal number of shares of Series D preferred stock that are registered under the Securities Act of 1933,

     - tenders of outstanding shares of Series C preferred stock may be withdrawn any time before the expiration of the exchange offer, and

     - the exchange of outstanding shares of Series C preferred stock for shares of Series D preferred stock in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2000.

                             ---------------------

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at:

     - 450 Fifth Street, N.W.
       Washington, D.C. 20549

     - Seven World Trade Center
       New York, New York 10048; and

     - Northwest Atrium Center
       500 West Madison Street
       Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Our common stock has been listed and traded on the New York Stock Exchange since 1989. Accordingly, you may inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The information incorporated by reference is an important part of this offering memorandum, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until we exchange all of the Series C preferred stock:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     You may request a copy of these filings, excluding exhibits, at no cost by writing or telephoning Patricia L. Edwards, Corporate Secretary, at our principal executive office, which is:

              EOG Resources, Inc.
              1200 Smith Street, Suite 300
              Houston, Texas 77002
              (713) 651-7000

                               OIL AND GAS TERMS

When describing commodities
  produced and sold:                gas            = natural gas
                                    oil            = crude oil
                                    liquids        = crude oil, condensate, and natural gas liquids
When describing natural gas:        Mcf            = thousand cubic feet
                                    MMcf           = million cubic feet
                                    Bcf            = billion cubic feet
                                    MMBtu          = million British Thermal Units
When describing oil:                Bbl            = barrel
                                    MBbl           = thousand barrels
                                    MMBbl          = million barrels
When comparing oil to natural gas:  1 Bbl of oil   = 6 Mcf of natural gas equivalent
                                    Mcfe           = thousand cubic feet equivalent
                                    MMcfe          = million cubic feet equivalent
                                    Bcfe           = billion cubic feet equivalent

                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary.....................    1
Risk Factors...........................    5
Cautionary Statement Regarding Forward
  Looking Statements...................   10
Business...............................   11
Description of the Series D Preferred
  Stock................................   16
Certain Federal Income Tax
  Consequences.........................   36

                                         PAGE
Book Entry Issuance....................   39
Exchange Offer.........................   42
Description of Capital Stock...........   49
Plan of Distribution...................   52
Legal Matters..........................   53
Experts................................   53

                               PROSPECTUS SUMMARY

     This summary highlights selected information we have included or incorporated by reference in this prospectus. It does not contain all information that may be important to you. More detailed information about this exchange offer, our business and our financial and operating data is contained elsewhere in this prospectus. We encourage you to read this prospectus in its entirety before making a decision as to whether to participate in the exchange offer.

     In this prospectus, we refer to EOG Resources, Inc. and its subsidiaries as "we", "us", "our" or "EOG" unless the context clearly indicates otherwise.

                              EOG RESOURCES, INC.

     EOG Resources, Inc., a Delaware corporation organized in 1985, together with its subsidiaries, explores for, develops, produces and markets, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada and Trinidad and, to a lesser extent, selected other international areas. Our principal producing areas are further described under "Business -- Exploration and Production" on page 11. At December 31, 1999, our estimated net proved natural gas reserves were 3,175 Bcf, and estimated net proved crude oil, condensate and natural gas liquids reserves were 73 MMBbl. At such date, approximately 54% of our reserves, on a natural gas equivalent basis, was located in the United States, 16% in Canada and 30% in Trinidad.

                               BUSINESS STRATEGY

     Our strategy is to maximize the rate of return on invested capital by controlling all operating and capital costs. Our strategy is intended to enhance the generation of cash flow and earnings from each unit of production on a cost-effective basis.

     We focus our drilling activity toward natural gas deliverability in addition to natural gas reserve enhancement and to a lesser extent crude oil exploitation. We also focus on the cost-effective utilization of advances in technology associated with gathering, processing and interpretation of 3-D seismic data, developing reservoir simulation models and drilling operations through the use of new and/or improved drill bits, mud motors, mud additives, formation logging techniques and reservoir fracturing methods. These advanced technologies are used, as appropriate, throughout the company to reduce the risks associated with all aspects of oil and gas reserve exploration, exploitation and development.

     We implement our strategy by emphasizing the drilling of internally generated prospects in order to find and develop low cost reserves. We also make selected tactical acquisitions that give us additional economies of scale or land positions with significant additional prospects. Achieving and maintaining the lowest possible operating cost structure are also important goals in the implementation of our strategy.

     With respect to information on our working interest in wells or acreage, "net" oil and gas wells or acreage are determined by multiplying "gross" oil and gas wells or acreage by our working interest in the wells or acreage. Unless otherwise defined, all references to wells or acreage are gross.

                              RECENT DEVELOPMENTS

     For the first quarter 2000, we reported net income available to common of $38.8 million, or $.33 per share, compared to net income available to common of $5.1 million, or $.03 per share, for the comparable period a year ago.

     During first quarter 2000, our total production per share increased 23% as compared to first quarter a year ago. On an absolute basis, our total production increased 5% during first quarter 2000 compared to as-adjusted production (excluding India) from first quarter a year ago.

     During first quarter 2000, we announced a new 10 million share repurchase authorization. We have repurchased approximately 3.2 million shares of our common stock under this authorization.

     We have declared a regular quarterly dividend of $.03 per share on our common stock, payable April 28, 2000, to shareholders of record as of April 14, 2000. On April 18, 2000, we announced a

17% increase in the annual dividend rate from $.12 per share to $.14 per share beginning with dividends payable after April 28, 2000.

                         SUMMARY OF THE EXCHANGE OFFER

     On December 22, 1999, we completed the private offering of the outstanding shares of Series C preferred stock. We entered into a registration rights agreement with the initial purchasers in the private offering. We agreed to deliver this prospectus to you and to use our reasonable best efforts to begin the exchange offer within 180 days after the date we issued the Series C preferred stock. You are entitled to exchange your outstanding Series C preferred stock for new Series D preferred stock with substantially identical rights and preferences.

     You should read the discussion under the heading "-- Description of Series D Preferred Stock", beginning on page 16, for more information about the Series D preferred stock.

     We summarize the terms of the exchange offer below. You should read the discussion under the heading "Exchange Offer", beginning on page 42, for more information about the exchange offer and resale of the Series D preferred stock.

Exchange Offer.............  We are offering to issue to you one share of Series
                             D preferred stock for each share you hold of Series C preferred stock.

Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on           , 2000, or at a later
                             date and time to which we extend it.

Withdrawal of Tenders......  You may withdraw your tender of outstanding shares of Series C preferred stock at any time before the expiration of the exchange offer.

Conditions of Exchange
Offer......................  We will not be required to accept outstanding shares of Series C preferred stock if the exchange offer would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. Please read the discussion under the heading "Exchange Offer -- Conditions to Exchange Offer", beginning on page 44, for more information about the conditions to the exchange offer.

Procedures for Tendering
Shares of Series C
Preferred Stock............  If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal or a facsimile of a letter of transmittal and mail or deliver the letter of transmittal, together with the certificates representing your shares of Series C preferred stock, to the exchange agent. If The Depository Trust Company holds the shares of Series C preferred stock that you own, you may effect the delivery of the shares by book-entry transfer or through the automated tender offer program of The Depository Trust Company. If you tender under the automated tender program, you must agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                             If you sign or agree to be bound by the letter of transmittal, you will represent to us that, among other things:

                             - any Series D preferred stock that you receive
                               will be acquired in the ordinary course of business;

                             - you have no arrangement or understanding with any
                               person or entity to participate in the
                               distribution of the Series D preferred stock;

                             - if you are not a broker-dealer, you are not
                               engaged in and do not intend to engage in the distribution of the Series D preferred stock;

                             - if you are a broker-dealer that will receive
                               Series D preferred stock for your own account in exchange for Series C preferred stock that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the Series D preferred stock; and

                             - you are not our "affiliate", as that word is
                               defined in Rule 405 of the Securities Act of 1933, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act of 1933.

Guaranteed Delivery
Procedures.................  If you wish to tender your Series C preferred stock and cannot comply with the requirement to deliver the letter of transmittal and the certificates representing the Series C preferred stock or use the applicable procedures under the automated tender offer program of The Depository Trust Company, before the expiration date of the exchange offer, you must tender the certificates representing your shares of Series C preferred stock according to the guaranteed delivery program described under the heading "Exchange
                             Offer -- Guaranteed Delivery Procedures" on page
                             46.

U.S. Federal Income Tax
Consequences...............  The exchange of Series D preferred stock for Series
                             C preferred stock in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the heading "Certain Federal Income Tax Consequences", beginning on page 36.

Use of Proceeds............  We will not receive any cash proceeds from the issuance of the Series D preferred stock.

Plan of Distribution.......  All broker-dealers who receive shares of Series D preferred stock in the exchange offer have a prospectus delivery obligation. Broker-dealers who acquired the Series C preferred stock as a result of market-making or other trading activities may use this prospectus, as supplemented or amended, in connection with the resale of the Series D preferred stock. Broker-dealers who acquired the Series C preferred stock from us must comply with the registration and prospectus delivery requirements of the Securities Act of 1933, including being named as selling stockholders, to resell the Series C preferred stock or the Series D preferred stock.

Exchange Agent.............  Bankers Trust Company is the exchange agent for the exchange offer. Please see the information under the heading "Exchange Offer -- Exchange Agent" for the address and telephone number of the exchange agent.

     We summarize the rights and preferences of the Series D preferred stock below. You should read the discussion under the heading "Description of the Series D Preferred Stock" beginning on page , for more information about the Series D preferred stock.

Securities Offered..............   500 shares of Series D preferred stock.

Dividends.......................   Cash dividends on the Series D preferred
                                   stock will only be paid if declared by EOG's board of directors and will be cumulative. If declared, dividends will be payable at the rate of $6,840 per share, per year, which equals 6.84% of the Series D preferred stock's liquidation preference. After the initial dividend period, which ends on December 15, 2004, the rate at which dividends will be paid will be determined pursuant to periodic auctions conducted in accordance with the procedures described in Appendix B of this prospectus. This dividend rate will be adjusted and the Series D preferred stock may be redeemed in the event of certain amendments to the Internal Revenue
                                   Code of 1986 relating to the dividends
                                   received deduction.

Dividend Payment Dates..........   During the initial dividend period, dividends
                                   will be payable, if declared, on March 15, June 15, September 15 and December 15 of each year, beginning June 15, 2000. After December
                                   15, 2004, each subsequent dividend period will be a regular dividend period of 49 days, or if we so designate prior to any auction, a special dividend period of at least 49 days or a greater number of days equal to the then current minimum holding period required for corporate taxpayers to be entitled to the dividends received deduction in respect of dividends, other than extraordinary dividends. The special dividend period may not be more than 98 days. See "Description of Series D Preferred Stock -- Dividends".

Ranking.........................   The Series D preferred stock will be a new
                                   series of our senior preferred stock, ranking on a parity with our Fixed Rate Cumulative
                                   Senior Preferred Stock, Series A, our Fixed
                                   Rate Cumulative Senior Preferred Stock,
                                   Series B, which is to be issued in exchange for the Series A preferred stock in a contemporaneous exchange offer and the Series
                                   C preferred stock.

Liquidation Preference..........   The Series D preferred stock will have a
                                   liquidation preference of $100,000 per share, plus all accrued and unpaid dividends, whether or not earned or declared.

Voting Rights...................   Except as described under "Description of the
                                   Series D Preferred Stock -- Voting Rights," the Series D preferred stock will have no voting rights.

Redemption......................   Except as described under "Description of the
                                   Series D Preferred Stock -- Dividends --
                                   Changes in the Dividends Received Deduction," we may not redeem the Series D preferred stock before December 15, 2004. Beginning on that date, except during a non-call period, we may redeem all or part of the Series D preferred stock at $100,000 per share, plus all accrued and unpaid dividends, whether or not declared. The Series D preferred stock will not benefit from any sinking fund.

Absence of Market for the Series
D Preferred Stock...............   The Series D preferred stock will be a new
                                   issue of securities for which there currently is no market. An active market for the Series
                                   D preferred stock may not develop. If an active market does not develop, the market price and liquidity of the Series D preferred stock would be adversely affected.

     Our executive offices are located at 1200 Smith Street, Suite 300, Houston, Texas 77002 (telephone: (713) 651-7000).

                                  RISK FACTORS

     In considering whether to participate in the exchange offer, you should carefully consider the risk factors described below and all the information we have included or incorporated by reference in this prospectus. In addition, please read "Cautionary Statement Regarding Forward-Looking Statements" on page 10 of this prospectus, where we describe uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

RISK FACTORS RELATING TO EOG AND THE OIL AND GAS INDUSTRY

  A substantial or extended decline in oil or gas prices would have a material adverse effect on us.

     Prices for natural gas and oil fluctuate widely. For example, natural gas and oil prices declined significantly in 1998 and, for an extended period of time, remained substantially below prices obtained in previous years. In late 1999, natural gas and oil prices increased significantly. Since we are primarily a natural gas company, we are more significantly affected by changes in natural gas prices than changes in the prices for crude oil, condensate or natural gas liquids. Among the factors that can cause these price fluctuations are:

     - the level of consumer demand;

     - weather conditions;

     - price and availability of alternative fuels;

     - domestic drilling activity; and

     - overall economic conditions.

During 1995, 1996, 1997, 1998 and 1999, the high and low prices for natural gas and oil on the twelve-month forward NYMEX strip were:

                                                         GAS                OIL
                                                    --------------    ----------------
                                                    HIGH      LOW      HIGH      LOW
                                                    -----    -----    ------    ------
1995..............................................  $2.09    $1.57    $19.16    $16.58
1996..............................................   2.73     1.85     23.27     16.90
1997..............................................   2.79     2.02     23.38     18.29
1998..............................................   2.72     1.92     18.41     12.17
1999..............................................   2.81     1.95     23.39     12.10

     The average North America wellhead natural gas prices we received increased 43% from 1995 to 1996 and 15% from 1996 to 1997, decreased by 15% from 1997 to 1998, and increased 11% from 1998 to 1999. Wellhead natural gas volumes from the Trinidad SECC Block are sold at prices that are based on a fixed schedule with periodic escalations. In January 2000, we signed a 15 year natural gas supply contract for over 60 MMcf per day from the Trinidad U(a) Block with the Natural Gas Company of Trinidad and Tobago. Due to the many uncertainties associated with the world political environment, the availabilities of other worldwide energy supplies and the relative competitive relationships of the various energy sources in the view of the consumers, we are unable to predict what changes may occur in natural gas prices in the future.

     We sell substantially all of our wellhead crude oil and condensate under various terms and arrangements at market responsive prices. Crude oil and condensate prices also have fluctuated during the last three years. Due to the many uncertainties associated with the world political environment, the availabilities of other worldwide energy supplies and the relative competitive relationships of the various energy sources in the view of the consumers, the level of consumer demand and the availability of alternative fuels, we are unable to predict what changes may occur in crude oil and condensate prices in the future.

     Our cash flow and earnings depend to a great extent on the prevailing prices for natural gas and oil. Prolonged or substantial declines in these commodity prices may adversely affect our liquidity, the amount of cash flow available for capital expenditures and our ability to maintain our credit quality and access to the credit and capital markets.

  Our ability to sell our oil and gas production could be materially harmed if we fail to obtain adequate services such as transportation and processing.

     The sale of our oil and gas production depends on a number of factors beyond our control, including the availability and capacity of transportation and processing facilities. Our failure to obtain such services on acceptable terms could materially harm our business.

  The oil and gas reserves data and future net revenues estimates we report are uncertain.

     Estimates of reserves by necessity are projections based on engineering data, the projection of future rates of production and the timing of future expenditures. Estimates of our proved oil and gas reserves and projected future net revenues are based on reserve reports which we prepare and a portion of which are reviewed by independent petroleum engineers. The process of estimating oil and gas reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable thereto based on the same data. Future performance that deviates significantly from the reserve reports could have a material adverse effect on us. The accuracy of any reserve estimate depends on the quality of the available data as well as engineering and geological interpretation and judgment. Results of drilling, testing and production and changes in the assumptions regarding decline and production rates, the ability to market oil and gas that is produced, oil and gas prices, revenues, taxes, capital expenditures, operating expenses, geologic success and quantities of recoverable oil and gas may vary substantially from those assumed in the estimates, may result in revisions to such estimates and could materially affect the estimated quantities and related value of reserves. The estimates of future net revenues reflect oil and gas prices as of the date of estimation, without escalation or reduction. Fluctuations in the price of natural gas and oil have the effect of significantly altering reserve estimates as the economic projections inherent in the estimates may reduce or increase the quantities of recoverable reserves. There can be no assurance, however, that such prices will be realized or that the estimated production volumes will be produced during the periods indicated. Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from our estimates.

  If we fail to acquire or find additional reserves, our reserves and production will decline materially from their current levels.

     The rate of production from oil and gas properties generally declines as reserves are depleted. Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline materially as reserves are produced. Future oil and gas production is, therefore, highly dependent upon our level of success in acquiring or finding additional reserves.

  We incur certain costs to comply with government regulations, especially regulations relating to environmental protection, and could incur even greater costs in the future.

     Our exploration, production and marketing operations are regulated extensively at the federal, state and local levels, as well as by other countries in which we do business. We have made and will continue to make expenditures in our efforts to comply with the requirements of environmental and other regulations. Further, the oil and gas industry regulatory environment could change in ways that might substantially increase these costs.

     Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect our operations and limit the quantity of hydrocarbons we may produce and sell. In addition, at the U.S. federal level, the Federal Energy Regulatory Commission regulates interstate transportation of natural gas under the Natural Gas Act. Other regulated matters include marketing, pricing, transportation and valuation of royalty payments.

     As an owner or lessee and operator of oil and gas properties, we are subject to various federal, state, local and foreign regulations relating to discharge of materials into, and protection of, the environment. These regulations may, among other things, impose liability on us for the cost of pollution clean-up resulting from operations, subject us to liability for pollution damages, and require suspension or cessation of operations in affected areas. Changes in or additions to regulations regarding the protection of the environment could hurt our business.

  Our industry is very competitive.

     The oil and gas industry is extremely competitive. This is especially true with regard to exploration for, and exploitation and development of, new sources of crude oil and natural gas. As an independent oil and gas company, we frequently compete against other companies that are larger and financially stronger in acquiring properties suitable for exploration, in contracting for drilling equipment and other services and in securing trained personnel.

  We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

     Exploration for and production of oil and gas can be hazardous, involving natural disasters and other unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can damage or destroy wells or production facilities, injure or kill people, and damage property and the environment. Offshore operations are subject to usual marine perils, including hurricanes and other adverse weather conditions, and governmental regulations as well as interruption or termination by governmental authorities based on environmental and other considerations. We maintain insurance against many, but not all, potential losses or liabilities arising from our operations in accordance with customary industry practices and in amounts that we believe to be prudent. Losses and liabilities arising from such events could reduce our revenues and increase our costs to the extent not covered by insurance.

     The occurrence of any of the aforementioned events and any payments made as a result of such events and the liabilities related thereto, would reduce the funds available for exploration, drilling and production and could have a material adverse effect on our financial position or results of operations.

  Our hedging activities may prevent us from benefiting from price increases and may expose us to other risks.

     We engage in price risk management activities from time to time primarily for non-trading and to a lesser extent for trading purposes. We use derivative financial instruments (primarily price swaps and costless collars) for non-trading purposes to hedge the impact of market fluctuations on natural gas and crude oil market prices and net income and cash flow.

     To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges. In addition, we are subject to risks associated with differences in prices at different locations, particularly where transportation constraints restrict our ability to deliver oil and gas volumes to the delivery point to which the hedging transaction is indexed.

     Further, hedging contracts are subject to the risk that the other party may prove unable or unwilling to perform its obligations under such contracts. Any significant nonperformance could adversely affect us financially.

  When we acquire oil and gas properties, our failure to fully identify potential problems, to properly estimate reserves or production rates or costs, or to effectively integrate the acquired operations could seriously harm us.

     We from time to time acquire oil and gas properties. When we do so, our failure to fully identify potential problems, to properly estimate reserves or production rates or costs, or to effectively integrate the acquired operations could seriously harm us. Although we perform reviews of acquired properties that we believe are consistent with industry practices, we do not review in depth every individual property involved in each acquisition. Ordinarily we focus on higher-value properties and sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.

     Even when problems are identified, we often assume environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs with respect to acquired properties. Actual results may vary substantially from those assumed in the estimates. In addition, acquisitions may have adverse effects on our operating results, particularly during the periods in which the operations of acquired businesses are being integrated into our ongoing operations.

  Our non-U.S. operations are subject to risks of doing business abroad.

     Our non-U.S. oil and natural gas exploration, exploitation, development and production activities are subject to certain political and economic risks including, among others:

     - cancellation or renegotiation of contracts;

     - disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

     - changes in foreign laws or regulations;

     - changes in tax laws;

     - royalty and tax increases;

     - retroactive tax claims;

     - expropriation or nationalization of property;

     - currency fluctuations;

     - foreign exchange controls;

     - import and export regulations;

     - environmental controls;

     - risks of loss due to civil strife, acts of war, guerilla activities and insurrection; and

     - other risks arising out of foreign governmental sovereignty over the areas in which our operations are conducted.

     Consequently, our non-U.S. exploration, exploitation, development and production activities may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from non-U.S. operations, we may be subject to the exclusive jurisdiction of courts outside the United States or may not be successful in subjecting non-U.S. persons to the jurisdiction of the courts in the United States, which could adversely affect the outcome of the dispute.

  A decline in the condition of the capital markets or a substantial rise in interest rates could harm us.

     If the condition of the capital markets we use to finance our operations materially declines, we might not be able to finance our operations on terms we consider acceptable. In addition, a substantial rise in interest rates would decrease our net cash flows available for reinvestment.

RISK FACTORS RELATING TO THE SERIES D PREFERRED STOCK

  Holders of Series D preferred stock have limited voting rights.

     The holders of Series D preferred stock will not possess any voting rights, except in certain limited circumstances. Accordingly, the Series D preferred stock will not have sufficient votes to elect one or more directors to EOG's board of directors and will have no voting rights with respect to certain matters upon which holders of common stock may be entitled to vote. See "Description of the Series D Preferred Stock -- Voting Rights" on page 26.

  Holders of the Series D preferred stock may not be able to use the dividends-received deduction.

     Although we presently have accumulated earnings and profits, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the preferred stock to qualify as dividends for federal income tax purposes. If any distributions on the Series D preferred stock with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, the market value of the Series D preferred stock may decline. See "Certain Federal Income Tax Consequences -- Dividends Received Deduction" on page 37.

  There is not a public market for the Series D preferred stock.

     Prior to this exchange offer there has been no public market for the Series D preferred stock, and there can be no assurance that such a market will develop. The Series D preferred stock is not listed on any securities exchange.

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, among others, statements regarding our future financial position, business strategy, budgets, reserve information, projected levels of production, projected costs and plans and objectives of management for future operations, are forward-looking statements.

     We typically use words such as "expect", "anticipate", "estimate", "strategy", "intend", "plan" and "believe" or the negative of those terms or other variations of them or by comparable terminology to identify our forward-looking statements. In particular, statements, express or implied, concerning future operating results or the ability to generate income or cash flows are forward-looking statements.

     Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be achieved. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

     - timing and extent of changes in commodity prices for crude oil, natural gas and related products and interest rates;

     - extent of our success in discovering, developing, marketing and producing reserves and in acquiring oil and gas properties;

     - political developments around the world; and

     - financial market conditions.

     Some of these factors are discussed under "Risk Factors" beginning on page 5 of this prospectus.

     In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                                    BUSINESS

GENERAL

     EOG Resources, Inc., a Delaware corporation organized in 1985, together with its subsidiaries, explores for, develops, produces and markets, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada and Trinidad and, to a lesser extent, selected other international areas. Our principal producing areas are further described under "-- Exploration and Production" below. At December 31, 1999, our estimated net proved natural gas reserves were 3,175 Bcf and estimated net proved crude oil, condensate and natural gas liquids reserves were 73 MMBbl. At December 31, 1999, approximately 54% of our reserves, on a natural gas equivalent basis, was located in the United States, 16% in Canada and 30% in Trinidad.

BUSINESS STRATEGY

     Our strategy is to maximize the rate of return on invested capital by controlling all operating and capital costs. Our strategy is intended to enhance the generation of cash flow and earnings from each unit of production on a cost-effective basis.

     We focus our drilling activity toward natural gas deliverability in addition to natural gas reserve enhancement and to a lesser extent crude oil exploitation. We also focus on the cost-effective use of advances in technology associated with gathering, processing and interpretation of 3-D seismic data, developing reservoir simulation models and drilling operations through the use of new and/or improved drill bits, mud motors, mud additives, formation logging techniques and reservoir fracturing methods. These advanced technologies are used, as appropriate, throughout the company to reduce the risks associated with all aspects of oil and gas reserve exploration, exploitation and development.

     We implement our strategy by emphasizing the drilling of internally generated prospects in order to find and develop low cost reserves. We also make selected tactical acquisitions that give us additional economies of scale or land positions with significant additional prospects. Achieving and maintaining the lowest possible operating cost structure are also important goals in the implementation of our strategy.

     With respect to information on our working interest in wells or acreage, "net" oil and gas wells or acreage are determined by multiplying "gross" oil and gas wells or acreage by our working interest in the wells or acreage. Unless otherwise defined, all references to wells or acreage are gross.

BUSINESS SEGMENTS

     Our operations are all oil and gas exploration and production related.

EXPLORATION AND PRODUCTION

  NORTH AMERICA OPERATIONS

     United States. Our principal United States producing areas are the Southwestern Wyoming area, Vernal area of Utah, South Texas area, East Texas area, Mississippi Salt Basin, Offshore Gulf of Mexico area, Southeastern New Mexico area, Val Verde Basin and Midland Basin of West Texas and Mid Continent area. Properties in these areas represented approximately 95% of our United States reserves (on a natural gas equivalent basis) and 97% of our United States net natural gas deliverability as of December 31, 1999. We operate substantially all of these properties.

     Our other United States oil and gas producing properties are located primarily in other areas of Texas, Utah, New Mexico, Oklahoma, California and Kansas.

     At December 31, 1999, 85% of our proved United States reserves (on a natural gas equivalent basis) was natural gas and 15% was crude oil, condensate and natural gas liquids. A substantial portion of our United States natural gas reserves is in long-lived fields with well-established production histories. We believe that opportunities exist to increase production in many of these fields through continued infill and other development drilling.

     Southwestern Wyoming Area. Our largest reserve accumulation is located in the Big Piney area in Sublette and Lincoln counties in southwestern Wyoming. We are the holder of the largest productive acreage base in this area, with approximately 265,000 net acres under lease directly within field limits. We operate approximately 824 natural gas and crude oil wells in this area in which we own an 85% average working interest. Deliveries from the area net to us averaged 97 MMcf per day of natural gas and 4.2 MBbl per day of crude oil, condensate, and natural gas liquids in 1999. At December 31, 1999, natural gas deliverability net to us was approximately 95 MMcf per day.

     The current principal producing intervals are the Almy, Mesaverde and Frontier formations. The Frontier formation, which occurs at 6,500 to 10,000 feet, contains approximately 60% of our Big Piney proved developed reserves. We drilled 47 wells in the Big Piney area in 1999, and we anticipate an active drilling program over the next several years.

     During 1999, we drilled three wells in the Washakie Basin, Sweetwater County, Wyoming. The Cepo Lewis 21-18 and the Powder Mountain 1-13 initially produced at a combined rate of 12 MMcf per day from the Lewis formation. The Cedar Chest 31-5 initially produced 5 MMcf per day from the Almond formation. We own 20,000 net leasehold acres and 220 square miles of new 3-D seismic and anticipate an active drilling program in the Washakie Basin for several years. Natural gas deliveries from this area net to us averaged approximately 9.1 MMcf per day in 1999. At December 31, 1999, natural gas deliverability net to us was approximately 15 MMcf per day.

     Vernal Area. In the Vernal area, located primarily in Uintah County, Utah, we operate approximately 334 producing wells and presently control approximately 66,000 net acres. In 1999, natural gas deliveries net to us from the Vernal area averaged 26 MMcf per day. Deliverability at December 31, 1999, was approximately 28 MMcf per day. Production is from the Green River and Wasatch formations located at depths between 4,500 and 8,000 feet. We have an average working interest of approximately 61%. We anticipate numerous drilling opportunities will be available in this area in 2000.

     South Texas Area. Our activities in South Texas are focused in the Lobo/Roleta, Wilcox and Frio producing horizons. The principal areas of activity are in the Lobo/Roleta trend which occurs primarily in Webb and Zapata counties and the Frio trend in Matagorda County. Using newly acquired 3-D seismic in Webb and Zapata Counties, we added two significant field extensions in the Pok-A-Dot area. Thirteen wells were drilled and completed during 1999. At December 31, 1999, net deliveries from these wells were 28 MMcf per day of natural gas. During 1999, Lobo/Roleta net deliverability averaged approximately 39 MMcf per day of natural gas. In Matagorda County, seven wells were completed in 1999 with a combined initial rate of 55 MMcf per day of natural gas and 1 MBbl per day of condensate net to us. During 1999, Frio net deliverability averaged approximately 34 MMcf per day of natural gas and 1 MBbl per day of condensate.

     We operate approximately 429 wells in the South Texas area, and production is primarily from the Frio, Roleta and Lobo sands at depths ranging from 5,000 to 16,000 feet. We have approximately 288,000 net leasehold acres and more than 40,000 net mineral fee acres in this area. Natural gas deliveries net to us averaged approximately 142 MMcf per day in 1999. At December 31, 1999, natural gas deliverability from this area net to us was approximately 190 MMcf per day. We drilled 53 wells in the South Texas area in 1999, acquired 480 square miles of new 3-D seismic and leased 35,000 net acres. We anticipate an active drilling program over the next several years.

     East Texas Area. Our activities in the East Texas area are primarily in the Carthage field, located in Panola County, the North Milton field, located in Harris County, and the Stowell/Big Hill area, located in Jefferson and Chambers Counties. In 1999, we exchanged certain properties with Oxy USA Inc. and acquired working interests in 715 wells located primarily in Gregg and Panola Counties.

     The Carthage field production is primarily from the Cotton Valley, Travis Peak and Pettit formations. At December 31, 1999, we held approximately 37,000 net acres under lease with an average 83% working
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

interest in this area. We drilled 17 wells in the Carthage field in 1999 and we anticipate an active drilling program over the next several years. We have continued our activity in the North Milton field where we now operate 29 wells and hold a 100% working interest in the acreage. We expect to drill additional wells during 2000. We drilled four wells in the Stowell/Big Hill area in 1999, and we expect to continue expansion of the program in 2000. Net deliveries from the East Texas area averaged 76 MMcf per day of natural gas and 2.7 MBbl per day of crude oil, condensate and natural gas liquids in 1999. At December 31, 1999, deliverability from the area was approximately 103 MMcf per day of natural gas with 5.9 MBbl per day of crude oil, condensate and natural gas liquids both net to us.

     Mississippi Salt Basin. Our activities in this basin target the Cretaceous (Rodessa, Sligo, Hosston and Selma Chalk) formation. We operate 114 producing wells and own approximately 47,000 net acres in Mississippi. We drilled four deep Cretaceous and seventeen Chalk wells during 1999 and plan an expanded program in 2000. Net deliveries from the area during 1999 averaged 15 MMcf per day of natural gas and 0.6 MBbl per day of crude oil and condensate. At December 31, 1999, net deliverability from the area was approximately 15 MMcf per day of natural gas and 1.0 MBbl per day of crude oil and condensate.

     Offshore Gulf of Mexico Area. Development of the Eugene Island 135 discovery continued with the installation of a second platform and the drilling of one development well in 1999. We anticipate drilling one additional step-out well in 2000. At December 31, 1999, we held an interest in 135 blocks in the Offshore Gulf of Mexico area totaling approximately 342,000 net acres. Of these 135 blocks, located predominantly in federal waters offshore Texas and Louisiana, we operate 85. As part of the property exchange with Oxy USA Inc., which was completed on December 31, 1999, we transferred to Oxy our interests in four producing blocks in the Matagorda Island and Garden Banks area, and the member interests in an indirect wholly owned limited liability company, the assets of which included interests in five producing blocks in the Matagorda Island area. These transferred interests collectively represented an average 28 MMcf per day of natural gas production net to us.

     In 1999, we shifted our strategy in the Offshore Gulf of Mexico from exploration drilling to acquisition and exploitation in core areas of the Louisiana and Texas shelf. We anticipate drilling five to ten wells in this area during 2000. Natural gas deliveries from this area averaged 127 MMcf per day during 1999, net to us, including production from the properties we transferred to Oxy USA Inc. in the property exchange.

     Southeastern New Mexico Area. We have concentrated our activities in this area in Lea and Eddy Counties in New Mexico. Production is primarily from the Bone Springs, Wolfcamp, Chester, Morrow and Atoka formations. Natural gas deliveries for 1999 averaged 35 MMcf per day, and deliveries of crude oil, condensate and natural gas liquids averaged 2.3 MBbl per day both net to us. At December 31, 1999, deliverability, net to us, was approximately 42 MMcf per day of natural gas and 2.0 MBbl per day of crude oil, condensate and natural gas liquids. We hold 93,000 net acres and have an average working interest of approximately 70%. We plan significant drilling for this area in 2000.

     Val Verde Basin. Our activities in this area have been concentrated in Crockett, Terrell and Val Verde Counties in Texas. We hold approximately 51,000 net acres and now operate approximately 325 natural gas wells in this area in which we own a 90% average working interest. Production is from the Canyon sands and Strawn limestone at depths from 5,500 to 12,500 feet. At December 31, 1999, natural gas deliverability net to us was approximately 20 MMcf per day. We plan to test several prospects in this basin in 2000.

     Midland Basin. We have concentrated our activities in this area in Upton and Reagan Counties in Texas. Production is primarily from the Wolfcamp and Strawn formations. In 1999, deliveries net to us averaged 11 MMcf per day of natural gas and approximately 2.4 MBbl per day of crude oil, condensate and natural gas liquids. At December 31, 1999, deliverability net to us was approximately 14 MMcf per day of natural gas and 3.3 MBbl per day of crude oil, condensate and natural gas liquids. We hold approximately 40,000 net acres and have an average working interest of approximately 95%. We expect to drill numerous wells in this area during 2000.

     Mid-Continent Area. We have concentrated our activities in the Mid-Continent area in the Oklahoma and Texas panhandles and in the deeper Anadarko Basin. In 1999, we drilled 57 natural gas wells in the Oklahoma panhandle and five natural gas wells in the Texas panhandle. We control over 400,000 acres in the Oklahoma panhandle, including certain exploration rights on approximately 320,000 acres under a farmout agreement acquired in the property exchange with Oxy USA Inc., and 27,000 acres in the Texas panhandle. Production from the panhandle areas is primarily from the Morrow, Toronto and Council Grove formations. Net deliveries from the panhandle areas averaged approximately 34 MMcf per day of natural gas during 1999. At December 31, 1999 net deliveries from these areas were approximately 42 MMcf per day of natural gas and 0.3 MBbl per day of crude oil and condensate. In 1999, we also drilled 39 wells in other areas of the Anadarko Basin. Deliveries from this area, net to us, averaged approximately 39 MMcf per day of natural gas and 0.3 MBbl per day of crude oil, condensate and natural gas liquids in 1999. We anticipate an active Mid-Continent drilling program for several years.

     Canada. We explore for and develop, produce and market natural gas, natural gas liquids and crude oil in Western Canada, principally in the provinces of Alberta, Saskatchewan, and Manitoba. We conduct operations from offices in Calgary, Alberta, and produce natural gas and crude oil from five major areas. The Sandhills area in southwestern Saskatchewan is our largest single natural gas producing area in Canada. In 1999, we drilled 254 wells in the area and we acquired additional acreage and wells in the area resulting in deliverability of approximately 51 MMcf per day net to us at December 31, 1999. The Blackfoot area in southeastern Alberta is our second largest natural gas producing area in Canada. In 1999, we drilled 78 new wells and performed numerous recompletions, workovers and facility optimizations resulting in deliverability of approximately 36 MMcf per day and 0.8 MBbl per day of crude oil and condensate net to us at December 31, 1999. Total Canadian natural gas deliverability net to us at December 31, 1999 was approximately 131 MMcf per day, and we held approximately 522,000 net undeveloped acres in Canada. Total Canadian natural gas deliveries net to us for 1999 averaged approximately 115 MMcf per day. We expect to maintain an active drilling program in Western Canada for several years.

  OUTSIDE NORTH AMERICA OPERATIONS

     We have producing operations offshore Trinidad, and are evaluating exploration, exploitation and development opportunities in selected other international areas.

     Trinidad. In November 1992, we were awarded a 95% working interest concession in the South East Coast Consortium Block offshore Trinidad, encompassing three undeveloped fields, previously held by three government-owned energy companies. We have developed the Kiskadee and Ibis fields. We anticipate that the Oilbird field will be developed over the next several years. We are using existing surplus processing and transportation capacity at the Pelican field facilities owned and operated by Trinidad and Tobago government-owned companies to process and transport the production. We are selling natural gas into the local market under a take-or-pay agreement with the National Gas Company of Trinidad and Tobago. In 1999, deliveries net to us averaged 123 MMcf per day of natural gas, which includes 21 MMcf per day of gas balancing volumes relating to a field allocation agreement, and 2.4 MBbl per day of crude oil and condensate.

     In 1996, we signed a production sharing contract with the Government of Trinidad and Tobago for the modified U(a) Block. We have a 100% working interest in this block. Under the contract, we committed to the acquisition of 3-D seismic data and the drilling of three wells. The first well was drilled in 1998 and was successful, encountering over 400 feet of net pay, resulting in the largest exploration discovery in our history. We recorded 675 Bcfe of proved reserves for this discovery. During the fourth quarter of 1999, we drilled an unsuccessful exploration well. In the first quarter of 2000, we determined that another well was unsuccessful. These wells fulfilled our obligations under the production sharing agreement.

     At December 31, 1999, we held approximately 144,000 net undeveloped acres in Trinidad.

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

     In January 2000, we signed a 15-year natural gas supply contract for over 60 MMcf per day with the National Gas Company of Trinidad and Tobago. This natural gas will supply a 1,850 metric ton per day anhydrous ammonia plant that is to be constructed by Caribbean Nitrogen Company Limited, a Trinidadian company in which we have a 16% interest. Negotiations to obtain financing for the plant are in progress.

     Venezuela. In early 1996, we were awarded exploration, exploitation and developments rights for a block offshore the eastern state of Sucre in Venezuela. We signed agreements with the government of Venezuela and other participants associated with a concession awarded in the Gulf of Paria East. We hold an initial 90% working interest in the joint venture and act as operator. We drilled one exploratory well in 1998 and encountered hydrocarbons. We currently are seeking a third party to complete the remaining commitment under the concession. During 1999, we impaired the carrying value of these assets to reflect our estimated fair value.

     Other International. We continue to evaluate other selected conventional natural gas and crude oil opportunities outside North America primarily by pursuing other exploitation opportunities in countries where indigenous natural gas and crude oil reserves have been identified.

  MARKETING

     Wellhead Marketing. We currently sell our North America wellhead natural gas production on the spot market and under long-term natural gas contracts at market responsive prices. In many instances, the long-term contract prices closely approximate the prices received for natural gas being sold on the spot market. We sell wellhead natural gas volumes from Trinidad at prices that are based on a fixed price schedule with annual escalations.

     We sell substantially all of our wellhead crude oil and condensate under various terms and arrangements at market responsive prices.

     Other Marketing. EOG Resources Marketing, Inc., one of our wholly owned subsidiaries, is a marketing company engaging in various marketing activities. Both we and this subsidiary contract to provide, under short and long-term agreements, natural gas to various purchasers and then aggregate the necessary supplies for the sales with purchases from various sources including third-party producers, marketing companies, pipelines or from our own production and arrange for any necessary transportation to the points of delivery. In addition, this subsidiary has purchased and constructed several small gathering systems in order to facilitate its entry into the gathering business on a limited basis. Both we and this subsidiary use other short and long-term hedging and trading mechanisms including sales and purchases utilizing NYMEX-related commodity market transactions. These marketing activities have provided an effective balance in managing a portion of our exposure to commodity price risks for both natural gas and crude oil and condensate wellhead prices.

                  DESCRIPTION OF THE SERIES D PREFERRED STOCK

     The following is a summary of the terms of the Series D preferred stock. This summary does not purport to be complete and is qualified in its entirety by reference to EOG's certificate of incorporation, as amended, and the certificate of designations authorizing the issuance of the shares of Series D preferred stock. Copies of the certificate of incorporation and the certificate of designations may be obtained upon request from EOG.

GENERAL

     Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and with such terms and conditions and at such times and for such consideration as the board of directors or an authorized committee thereof may determine. At the date of this prospectus, 100,000 shares of Series A preferred stock with a liquidation value of $1,000 per share and 500 shares of Series C preferred stock with a liquidation value of $100,000 per share are outstanding. Up to 100,000 shares of Series B preferred stock with a liquidation value of $1,000 per share may be issued pursuant to a contemporaneous exchange offer by EOG to the holders of the Series A preferred stock.

     The shares of Series D preferred stock will be shares of preferred stock that entitle their holders to receive dividends when, as and if declared by the board of directors, out of funds legally available therefor at a rate per annum that may vary from dividend period to dividend period. In general, as we describe in more detail below, each dividend period after the initial dividend period, which ends on December 15, 2004, will be 49 days in length or such greater number of days as is equal to the then current minimum holding period required for corporate taxpayers to receive the dividends received deduction in respect of dividends, other than extraordinary dividends, unless EOG has designated such subsequent dividend period as a special dividend period of longer than 49 days. The applicable dividend rate will be determined by an auction conducted on the business day immediately preceding the start of such subsequent dividend period.

     Existing holders and potential holders of Series D preferred stock may participate in auctions through broker-dealers, except that, in the case of a special dividend period, existing holders desiring to continue to hold all of their shares of Series D preferred stock regardless of the applicable dividend rate resulting from the auction need not participate. See "-- The Auction" on page 27, for a more detailed explanation of auctions and the method of determining the applicable dividend rate.

     Except as otherwise required by law or as described below, or unless there is no securities depositary, all outstanding shares of Series D preferred stock will be represented by one or more certificates registered in the name of the securities depositary or its nominee and no person acquiring shares will be entitled to receive a certificate for those shares. The certificate or certificates representing the Series D preferred stock will be deposited upon issuance with, or on behalf of, The Depository Trust Company, as securities depositary for the shares, and one or more certificates for all of the shares shall be issued to the securities depositary and registered in the name of Cede & Co. as nominee of DTC. Each certificate shall bear a legend to the effect that such certificate is issued subject to the provisions restricting the transfer of shares contained in the certificate of designations. During a non-payment period, an existing holder may obtain a certificate for the shares owned by it. DTC, which is a New York-chartered limited purpose trust company, performs services for its participants, including members of the securities depository acting on behalf of an existing holder, potential holder, beneficial owner or potential beneficial owner of the Series D preferred stock, some of whom, and/or their representatives, own shares of common stock of DTC. DTC will maintain lists of its participants and the shares held by each whether as an existing holder for its own account or as a nominee for another existing holder.

     When issued, the shares will have a liquidation preference per share equal to the sum of $100,000 plus an amount equal to accumulated and unpaid dividends thereon, whether or not earned or declared to the date of final distribution, and will be fully paid and nonassessable. See "-- Liquidation Preference" on page 25. For each share issued, the amount of $100,000 will be credited to EOG's capital account designated as Series D preferred stock.

     The shares will not be convertible into shares of common stock or any other securities of EOG and will have no preemptive rights. Except during the initial dividend period, which ends December 15, 2004, and any non-call period, the Series D preferred stock will be redeemable, in whole or in part, on any dividend payment date at the option of EOG, at $100,000 per share plus accumulated and unpaid dividends thereon, whether or not declared. EOG also may redeem the Series D preferred stock, in whole but not in part, in the event that certain amendments are made to the dividends received percentage. See
"-- Changes in the Dividends Received Deduction" on page 22.

     The shares will rank on a parity with our Series A preferred stock, Series B preferred stock, which is being issued in a contemporaneous exchange offer for the Series A preferred stock, and our Series C preferred stock and prior to or on a parity with any other shares of preferred stock as to dividends and upon the liquidation, dissolution or winding up of EOG, except under the circumstances described under "-- Voting Rights" on page 26.

     Bankers Trust Company is the auction agent and the transfer agent, registrar and dividend disbursing and redemption agent for the Series D Preferred Stock.

     Except in an auction or as otherwise provided herein or as limited by law, EOG shall have the right to purchase or otherwise acquire any shares of Series D preferred stock at any price. Any shares purchased or otherwise acquired by EOG may be restored to the status of authorized but undesignated and unissued shares of preferred stock.

DIVIDENDS

     General. The holders of Series D preferred stock shall be entitled to receive, when, as and if declared by our Board of Directors or a duly authorized committee thereof out of funds legally available therefor, cumulative cash dividends at the applicable dividend rate, determined in the manner described below under "-- Determination of Dividend Rate" on page 20, payable on the dates as described below.

     Dividends on the Series D preferred stock will accumulate, whether or not earned or declared, at the applicable dividend rate for the shares from the date on which EOG originally issues the shares. Dividends on the shares will be payable for the initial dividend period with respect thereto on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2000, or, if any such date is not a business day, on the business day next succeeding such date. Dividends on shares will be payable on the business day following the last day of each dividend period with respect thereto, regardless of its length, and, in addition, in the case of dividend periods subsequent to December 15, 2004, of more than 99 days, on the following additional dates:

     - if such dividend period is from 100 to 190 days, on the 91st day of such dividend period;

     - if such dividend period is from 191 to 281 days, on the 91st and 182nd days of such dividend period;

     - if such dividend period is from 282 days to 364 days, on the 91st, 182nd and 273rd days of such dividend period; and

     - if such dividend period is one year or longer, on March 15, June 15, September 15 and December 15 of each year, provided that in all such cases, if such date is not a business day, the dividend payment date will be the business day next succeeding such date.

     Notwithstanding the foregoing, if any date on which dividends on the Series D preferred stock would be payable as described in the preceding paragraph is a day that would result in the number of days in the then current dividend period not being at least equal to the then current minimum holding period required for corporate taxpayers to be entitled to the dividends received deduction in respect of dividends, other than extraordinary dividends, paid on preferred stock held by nonaffiliated corporations, then dividends with respect to such dividend period shall be payable on the first business day following such date on which dividends would be so payable that results in the number of days in such dividend period being at least equal to that minimum holding period or, if earlier, the 98th day of such dividend period.

     Moreover, notwithstanding the foregoing, in the event of a change in law altering the minimum holding period, our board of directors or a duly authorized committee thereof will be required to adjust, if necessary, the number of days in each regular dividend period and the minimum number of days of each special dividend period commencing after the date of such change in law to equal or exceed the minimum holding period, provided that the number of dividend period days in a regular dividend period shall not exceed by more than nine days the length of the minimum holding period and shall be evenly divisible by seven, and the maximum number of dividend period days in a regular dividend period, as adjusted pursuant to this provision, shall in no event exceed 98 days.

     On any change in the number of dividend period days in any then current dividend period or in a regular dividend period or special dividend period as a result of a change in the minimum holding period, EOG will mail notice of such change to all holders of record of Series D preferred stock. In addition, under the broker-dealer agreements, described below, each broker-dealer will be required to mail notice of such change to each existing holder who acquired shares of Series D preferred stock through such broker-dealer and, to the knowledge of such broker-dealer, has not disposed of such shares.

     Each date on which dividends on the shares of Series D preferred stock shall be payable as determined as set forth above is referred to herein as a "Dividend Payment Date" for the shares. Although any particular Dividend Payment Date for the shares of Series D preferred stock may not occur on the day of the week or the date originally scheduled as a Dividend Payment Date for the shares because of the adjustments set forth above, each succeeding Dividend Payment Date for the shares shall occur, subject to such adjustments, on the day of the week or the date originally scheduled as a Dividend Payment Date for the shares as if each preceding Dividend Payment Date had occurred on such day of the week or date.

     On or prior to any Dividend Payment Date for the Series D preferred stock, EOG is required to pay to the auction agent, sufficient funds for the payment in full of all accumulated dividends with respect to the Series D preferred stock payable on such Dividend Payment Date. EOG does not intend to establish any reserves for the payment of dividends.

     Each dividend on the Series D preferred stock shall be payable to the holder or holders of record of the shares as they appear on the stock books of EOG on the business day immediately preceding the applicable Dividend Payment Date. Dividends in arrears for any past dividend period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holder or holders of such shares as they appear on the stock books of EOG on a date, not exceeding 15 days prior to the payment date therefor, as may be fixed by our Board of Directors or a duly authorized committee thereof. Any dividend payment made on Series D preferred stock shall first be credited against the accumulated dividends with respect to the earliest dividend period for the Series D preferred stock for which dividends have not been paid.

     So long as the shares of Series D preferred stock are held of record by the nominee of the securities depository, dividends will be paid to the nominee of the securities depository on each Dividend Payment Date for the shares. The securities depository will credit the accounts of the agent members of existing holders of the shares in accordance with the securities depository's normal procedures, which now provide for payments in same-day funds. The agent member of an existing holder will be responsible for holding or disbursing such payments to such existing holder in accordance with the instructions of such existing holder.

     Except as described below under "-- Determination of Dividend Rate", (1) holders of Series D preferred stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends and applicable late charges on the Series D preferred stock as provided herein, and (2) no interest or amount in lieu of interest or other charge shall be payable in respect of any dividend payment or payments on the Series D preferred stock which may be in arrears.

     So long as any shares of Series D preferred stock are outstanding, no dividend, other than a dividend in common stock or any other capital stock of EOG ranking junior to the Series D preferred stock as to dividends and upon liquidation and other than as provided in the immediately succeeding paragraph, shall be declared or made upon any shares of preferred stock of EOG ranking on a parity with the Series D preferred stock as to dividends and upon the liquidation, dissolution or winding up of EOG, the common stock or any other shares of capital stock of EOG ranking junior to the Series D preferred stock as to dividends and upon liquidation, nor shall any preferred stock ranking on a parity with the Series D preferred stock, common stock or any other shares of capital stock of EOG ranking junior to the Series D preferred stock as to dividends and upon liquidation, be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid to, or made available for, a sinking fund for the redemption of any shares of such stock, by EOG, except by conversion into or exchange for common stock or shares of capital stock of EOG ranking junior to the Shares as to dividends and upon liquidation, unless, in each case, the full cumulative dividends on the outstanding Series D preferred stock shall have been or contemporaneously are, paid or declared and a sum sufficient for the payment thereof has been or is set apart for such payment.

     When dividends are not paid or declared and set aside for payment in full, as described in the immediately preceding paragraph, upon the Series D preferred stock and any preferred stock ranking on a parity with the Series D preferred stock, all dividends declared upon the Series D preferred stock and any preferred stock ranking on a parity with the Series D preferred stock shall be declared pro rata so that the amount of dividends declared per share on such shares and parity preferred shall in all cases bear to each other the same ratio that accumulated dividends per share on such shares and parity preferred bear to each other.

     Dividend Periods. After the initial dividend period for the Series D preferred stock, each subsequent dividend period for the shares will be 49 days; provided that, subject to the certificate of designation and except as described in the immediately succeeding paragraph and under "-- Determination of Dividend Rate" on page 20, EOG may specify the duration for any special dividend period and other special provisions for the Series D preferred stock by a notice sent by EOG to holders of the Series D preferred stock, by first-class mail, postage prepaid, to the address of each such holder appearing in the record of stockholders of EOG, not less than 10 days nor more than 60 days prior to the auction date for such subsequent dividend period, which notice will specify

     - EOG's determination of the length of the special dividend period, which shall be equal to or longer than the then current minimum holding period required for corporate taxpayers to be entitled to receive the dividends received deduction in respect of dividends, other than extraordinary dividends,

     - in the case of any special dividend period in excess of 99 days in duration, any subsequent dividend payment date or dates other than the subsequent period-end dividend payment date for such dividend period,

     - if EOG has elected that the Series D preferred stock should not be subject to redemption during all or any specified portion of such special dividend period, a non-call period, a statement with respect to such election,

     - if EOG has elected that the dividends received deduction gross-up provision shall apply during such special dividend period, a statement to that effect, and

     - if EOG has elected to redeem the Series D preferred stock during such special dividend period as a result of any amendment to the Internal Revenue Code of 1986, as amended (the "Code") that has the effect of reducing the dividends received percentage to 50% or less as described in "-- Redemption" on page 24 a statement to that effect. In the event we have elected a special dividend period for a subsequent dividend period, we may withdraw such election by giving notice to holders of Series D preferred stock by no later than 3:00 p.m., New York City time, on the business day immediately preceding the auction date with respect to which such notice was delivered, and in such event such election by EOG of a special dividend period shall be of no force and effect. Copies of such notices shall be delivered in person, by telecopier or by other written electronic communication to the auction agent by EOG at the same time they are transmitted to the record holders of Series D preferred stock. The auction agent will thereupon provide copies of such notices to the broker-dealer as soon as practicable after receiving such notice. In the event EOG has effectively revoked its election of a special dividend period, the immediately succeeding dividend period will be a regular dividend period. No defect in the notice or in the mailing thereof shall affect the validity of any change in any dividend period.

     In the event that sufficient clearing bids have not been made in any auction, such that the dividend rate for the next dividend period will be equal to the maximum applicable rate, then such subsequent dividend period will be a regular dividend period, regardless of whether EOG has elected a special dividend period, and the maximum applicable rate shall be determined based upon such dividend period. In such event, existing holders of Series D preferred stock that have submitted sell orders will not be able to sell in the auction all, and may not be able to sell any, shares subject to such sell orders. Thus, under certain circumstances, existing holders of Series D preferred stock may not have liquidity of investment.

     Determination of Dividend Rate. The initial dividend rate for the initial dividend period for the Series D preferred stock will be 6.84%. The initial dividend period begins on the date that EOG originally issues the Series D preferred stock and ends on December 15, 2004. The dividend rate for each subsequent dividend period for the Series D preferred stock will be, except as provided below, the rate per annum that the auction agent advises EOG has resulted from the implementation of the auction procedures. As used in this prospectus, applicable dividend rate means the rate per annum at which dividends are payable on the Series D preferred stock for any dividend period. See "-- The Auction -- Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate" on page 33.

     In the event that an auction for any subsequent dividend period for the Series D preferred stock is not held for any reason, other than as a result of the existence of a failure to pay as described below, such subsequent dividend period shall be a regular dividend period and the dividend rate on the shares for such subsequent dividend period will be the maximum applicable dividend rate on the business day immediately preceding the commencement of such subsequent dividend period. See "-- The Auction -- Orders by Existing and Potential Holders" on page 28.

     During the initial dividend period and any special dividend period in excess of 364 days in duration, the amount of dividends accumulated and payable, if declared, for each period that begins on a Dividend Payment Date and ends on the day immediately preceding the immediately succeeding Dividend Payment Date shall be computed by (1) multiplying the applicable dividend rate for such dividend period by 0.25 and (2) multiplying $100,000 by the rate so obtained. The amount of dividends accumulated and payable, if declared, on each share on any Dividend Payment Date with respect to any regular dividend period and any period during the initial dividend period and any special dividend period in excess of 364 days that is not set forth in clause (1) above will be computed by
(x) multiplying the applicable dividend rate for such dividend period by a fraction, the numerator of which is the actual number of days in the portion of such dividend period prior to such Dividend Payment Date as to which dividends have not been paid and the denominator of which is 360, and (y) multiplying $100,000 by the rate so obtained.

     If EOG fails to pay to the auction agent on or prior to any period-end Dividend Payment Date for the Series D preferred stock the full amount of all accumulated and unpaid dividends payable on the Series D preferred stock on such period-end Dividend Payment Date, then:

     - if such failure to pay is cured as provided below, the applicable dividend rate for the Series D preferred stock for the dividend period commencing on the period-end Dividend Payment Date on which EOG failed to pay shall be equal to the dividend rate determined on the auction date immediately preceding such period-end Dividend Payment Date; and

     - if such failure to pay is not cured as provided below, then, for the period (the "Dividend Non-Payment Period") commencing on and including such period-end Dividend Payment Date and ending on and including the business day on which, by 12:00 noon, New York City time, all unpaid cash dividends shall have been deposited with the auction agent or otherwise made available for payment to the applicable holders in same day funds (provided that, at least two business days but no more than 30 days prior to such business day, EOG shall have given the auction agent, the securities depository and the applicable holders written notice of such deposit or availability):

        -- each subsequent dividend period shall be a regular dividend period, regardless of any special dividend period election made by EOG, and auctions for the Series D preferred stock shall be suspended and shall not resume, in each case until all accumulated and unpaid dividends on the Series D preferred stock for all past dividend periods shall have been paid to the auction agent, not later than the second business day immediately preceding an auction date for the Series D preferred stock; and

        -- the applicable dividend rate for the Series D preferred stock during such dividend non-payment period shall be equal to the maximum applicable dividend rate for the Series D preferred stock, as determined on the business day immediately preceding the first day of each such subsequent dividend period, but with the credit ratings for the Series D preferred stock, for purposes of determining such maximum applicable rate, being deemed to be below "baa3" by Moody's and below BBB- by S&P.

     If EOG fails to pay to the auction agent on or prior to any date set for redemption of less than all of the shares of Series D preferred stock the full amount payable upon redemption of the shares of Series D preferred stock called for redemption, then:

     - auctions for the Series D preferred stock shall be suspended and shall not resume until all amounts payable upon the redemption of the Series D preferred stock called for redemption shall have been paid to the auction agent not later than the second business day immediately preceding an auction date for the outstanding Series D preferred stock;

     - if such failure to pay is cured as provided below, the applicable dividend rate for the dividend period commencing after the redemption date on which EOG failed to pay shall be equal to the maximum applicable dividend rate for the Series D preferred stock, as determined on the business day immediately preceding the first day of such dividend period, and such dividend period shall be a regular dividend period, regardless of any special dividend period election made by EOG, unless on the auction date for such dividend period, auctions for the shares may be resumed as provided above; and

     - if such failure to pay is not cured as provided below, then:

        -- each subsequent dividend period shall be a regular dividend period, regardless of any special dividend period election made by EOG, and the applicable dividend rate for the Series D preferred stock not called for redemption for each dividend period, commencing on the day immediately succeeding the redemption date on which EOG failed to pay, to but excluding the dividend period, if any, next succeeding the auction date on which auctions for the Series D preferred stock may be resumed as provided above, shall be equal to the non-payment period dividend rate for the Series D preferred stock, as determined on the business day immediately preceding the first day of each such dividend period; and

        -- the applicable dividend rate for the Series D preferred stock called for redemption for each dividend period for the Series D preferred stock commencing after the redemption date on which EOG failed to pay shall be equal to the non-payment period rate for the Series D preferred stock, as determined on the business day immediately preceding the first day of each such dividend period.

     For purposes of the two immediately preceding paragraphs, any such failure to pay with respect to the Series D preferred stock shall be deemed cured if, not later than 12:00 noon, New York City time, on the third business day immediately succeeding such failure to pay, there shall have been paid to the auction agent (1) all accumulated and unpaid dividends on the Series D preferred stock including the full amount of any dividends to be paid on the period-end payment date with respect to which such failure to pay occurred but excluding amounts accumulated after such period-end dividend payment date, plus additional dividends in an amount computed by multiplying (A) the non-payment period rate for the Series D preferred stock, as determined on the business day immediately preceding such Dividend Payment Date, by (B) a fraction, the numerator of which shall be the number of days for which such failure to pay is not cured in accordance herewith, including the day such failure to pay occurs and excluding the day such failure to pay is cured, and the denominator of which shall be 360, and multiplying the rate so obtained by the product of $100,000 and the number of shares of Series D preferred stock then outstanding and (2) the full amount payable upon redemption of the shares of Series D preferred stock called for redemption that have not been so redeemed, plus (except to the extent such amount has been paid pursuant to clause (1) above) an amount computed by multiplying (C) the non-payment period rate for the Series D preferred stock, as determined on the business day immediately preceding the first day of the current dividend period, and (D) a fraction, the numerator of which shall be the number of days for which such failure to pay is not cured in accordance herewith, including the day such failure to pay occurs and excluding the day such failure to pay is cured, and the denominator of which shall be 360, and applying the rate obtained against the product of $100,000 and the number of shares of Series D preferred stock called for redemption that have not been so redeemed.

     If EOG fails to pay to the auction agent on or prior to any date set for redemption of all the shares of Series D preferred stock the full amount payable upon such redemption of the shares, then the applicable dividend rate for the shares for each dividend period or portion thereof commencing on or after the redemption date on which EOG failed to pay shall be equal to the non-payment period rate, as determined on the business day immediately preceding the first day of each such dividend period or portion thereof.

CHANGES IN THE DIVIDENDS RECEIVED DEDUCTION

     If, at any time prior to 18 months after December 22, 1999, any amendment to the Code is enacted and becomes effective during any period in which the Series D preferred stock is outstanding and has the effect of reducing the percentage of dividends received by corporate taxpayers which may be deducted for federal income tax purposes (currently 70%) pursuant to section 243(a)(1) of the Code (or any successor provision) (the "Dividends Received Percentage"), then the applicable dividend rate with respect to the Series D preferred stock for the dividend period in which the effective date of such change occurs will, to the extent such amendment applies to such dividend period, be adjusted on and after such effective date for the remainder of such dividend period by multiplying the applicable dividend rate, determined before any adjustment described in this paragraph, by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the results to the nearest basis point:
                                 1-[.35(1-.70)]
                              -------------------
                                 1-[.35(1-DRP)]

     For purposes of this formula, "DRP" means the Dividends Received Percentage, measured as a fraction, applicable to the relevant dividend in question. No amendment to the Code other than a change in the percentage of the dividends received deduction set forth in section 243(a)(1) (or any successor provision) will give rise to an adjustment described in the immediately preceding paragraph. Notwithstanding the foregoing provisions, if with respect to any such amendment, EOG receives either an opinion of independent tax counsel or a private letter ruling or similar form of guidance from the IRS to the effect that such amendment to the Code generally would not affect corporate holders of such Series D preferred stock, then such amendment will not result in the adjustment provided for above. EOG's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by EOG, shall be final and not subject to review. Notwithstanding the foregoing, in no event will DRP be less than 0.50.

     If any such amendment to the Code which reduces the Dividends Received Percentage is enacted after a dividend payable on a Dividend Payment Date has been declared but before such dividend has been paid, the amount of dividends payable on such Dividend Payment Date shall not be increased; but instead, an amount equal to the excess, if any, of (1) the product of the dividends paid by EOG on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 0.50) over (2) the dividends paid by EOG on such Dividend Payment Date, will be payable, if declared, on the next succeeding Dividend Payment Date to holders of the Series D preferred stock for such succeeding Dividend Payment Date, in addition to any other amounts payable on such Dividend Payment Date.

     If the applicable dividend rate is adjusted as described above, EOG will send notice of such adjustment to each holder of Series D preferred stock and the auction agent on or prior to the next Dividend Payment Date. Unless the context requires otherwise, all references to dividends in this prospectus mean dividends adjusted as described above.

     After the date ending 18 months after December 22, 1999, the foregoing provisions shall not apply to any regular dividend period and will only apply to any special dividend period if and to the extent elected by EOG and specified in the applicable special dividend period notice.

     In addition, if any such amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which EOG previously paid dividends on the Series D preferred stock (each, an "Affected Dividend Payment Date"), EOG will pay, if declared, additional dividends on the immediately succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second immediately succeeding Dividend Payment Date following the date of enactment), to holders of the Series D preferred stock for such succeeding Dividend Payment Date, in an amount equal to the excess, if any, of (1) the product of the dividends paid by EOG on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 0.50, applied to each Affected Dividend Payment Date) over (2) the dividends paid by EOG on each Affected Dividend Payment Date.

     Retroactive dividends will not be paid in respect of the enactment of any amendment to the Code if such amendment would not result in an adjustment due to EOG having received either an opinion of counsel or tax ruling referred to above. EOG will only make one payment of retroactive dividends.

     No adjustments in the dividends payable by EOG will be made, and no retroactive dividends will be payable by EOG, because of any amendment to the Code that reduces the Dividends Received Percentage at any time beginning 18 months after December 22, 1999 or other than during any special dividend period if and to the extent elected by EOG and specified in the applicable special dividend notice.

     In the event that the amount of dividends payable per share of the Series D preferred stock shall be adjusted pursuant to the DRD Formula and/or retroactive dividends are to be paid, EOG will cause notice of each such adjustment and, if applicable, any retroactive dividends, to be sent to each holder of the Series D preferred stock.

     In addition, if the Dividends Received Percentage is reduced to 50% or less within 18 months after December 22, 1999, EOG may redeem the Series D preferred stock, in whole but not in part, at $105,000 per share, plus accumulated and unpaid dividends, whether or not declared and including any increase in dividends payable due to changes in the Dividends Received Percentage. See
"-- Redemption" on page 24.

     In the past, legislation has been proposed that would have affected certain corporate holders of the Series D preferred stock that own less then 20% (by vote and value) of the stock of EOG. Such legislation would have reduced the dividends received deduction and changed the holding period required for eligibility for the dividends received deduction applicable to the Series D preferred stock. To EOG's knowledge, no such proposals are currently pending before the United States Congress. Similar legislation, however, may be enacted in the future or other legislation may be enacted that would reduce the dividends received deduction available to corporate holders of the Series D preferred stock.

REDEMPTION

     Optional Redemption. At the option of EOG, the Series D preferred stock may be redeemed after December 15, 2004, other than during a non-call period and subject to the provisions of the immediately succeeding paragraph, as a whole or from time to time in part, out of funds legally available therefor, on any Dividend Payment Date, upon at least 30 but not more than 60 days' notice pursuant to a notice of redemption, at a redemption price per share of $100,000, upon payment of accumulated and unpaid dividends as described in the next sentence. EOG shall be required to declare and pay on the redemption date a dividend in an amount equal to the accumulated and unpaid dividends thereon, whether or not earned or declared, to the date that EOG pays or duly provides for the payment of the full amount payable upon redemption of such shares. Notwithstanding the foregoing, if any dividends on Series D preferred stock are in arrears, no shares shall be redeemed unless all outstanding Series D preferred stock is simultaneously redeemed, and EOG shall not purchase or otherwise acquire any Series D preferred stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D preferred stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding Series D preferred stock.

     If at any time prior to 18 months after December 22, 1999, one or more amendments to the Code are enacted and become effective during any period in which the Series D preferred stock is outstanding and have the effect of reducing the Dividends Received Percentage to 50% or less, and, as a result, the amount of dividends on the Series D preferred stock payable on any Dividend Payment Date may be adjusted upwards as described above under " -- Changes in the Dividends Received Percentage," EOG, at its option, may redeem all, but not less than all, of the outstanding Series D preferred stock, provided that, within 60 days of the date on which an amendment to the Code is enacted that reduces the Dividends Received Percentage to 50% or less, EOG sends notice to holders of the Series D preferred stock of such redemption. Any redemption of the Series D preferred stock pursuant to this paragraph will take place on the date specified in the notice, which will be not less than 30 nor more than 60 days from the date such notice is sent to holders of the Series D preferred stock. Any such redemption of the Series D preferred stock will be at a redemption price of $105,000 per share, plus accumulated and unpaid dividends, whether or not declared and including any increase in dividends payable due to changes in the Dividends Received Percentage.

     After the date ending 18 months after December 22, 1999, the foregoing provision shall not apply to any regular dividend period and will only apply to any special dividend period if and to the extent elected by EOG and specified in the applicable special dividend period notice.

     Redemption Procedures. If shares of Series D preferred stock are to be redeemed, EOG will cause to be mailed, by first-class mail, postage prepaid, within the applicable notice period specified above, a written notice of redemption to each holder of record of shares of Series D preferred stock, initially, the nominee of the securities depository, and the auction agent. Each redemption notice will state

     - the redemption date,

     - the redemption price,

     - the number of such shares to be redeemed,

     - the place or places where shares are to be surrendered for payment of the redemption price,

     - that dividends on the shares will cease to accumulate on the date that EOG pays the full amount payable upon redemption of such shares, and

     - the provision of the Certificate of Designation under which the redemption is being made. No defect in the redemption notice or in the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law. A redemption notice shall be deemed given on the day that it is mailed in accordance with this paragraph.

     In the event that less than all of the outstanding shares of Series D preferred stock are to be redeemed, the number of shares to be redeemed will be determined by our Board of Directors or a duly authorized committee thereof of EOG and communicated to the auction agent. So long as the securities depository's nominee is the record holder of all outstanding shares, the auction agent will give notice to the securities depository, and the securities depository will determine the number of shares to be redeemed from the account of the agent member of each existing holder of shares. Each agent member may determine (1) whether to redeem any shares and (2) the number of shares to be so redeemed from the account of each existing holder for which it acts as agent. An agent member may select for redemption shares from the accounts of some existing holders without selecting for redemption any shares from the accounts of other existing holders. Notwithstanding the foregoing, if neither the securities depository nor its nominee is the record holder of all of the shares of Series D preferred stock, the particular shares to be redeemed shall be redeemed pro rata from the holders of record of the shares of Series D preferred stock in proportion to the number of such shares held by such holders or by such other method as EOG shall deem fair and equitable, with adjustments to avoid redemption of fractional shares. Any such redemption will be made in accordance with applicable securities laws and rules.

     On or prior to a date set for redemption of shares, EOG shall be required to pay to the auction agent sufficient funds for the payment of the full amount payable upon redemption of such shares.

     If EOG gives or causes to be given a redemption notice, timely pays to the auction agent a sum sufficient to redeem the shares of Series D preferred stock as to which such redemption notice has been given and gives the auction agent irrevocable instructions and authority to pay the full amount payable on redemption of such shares to the holders of such shares, then on the date of such payment, all rights of the holders of the shares to be redeemed, as such, will terminate (except the right of the holders of such shares to receive the full amount payable upon redemption thereof upon surrender of the certificate or certificates therefor, but without interest) and such shares will no longer be deemed to be outstanding for any purpose (including, without limitation, the right of holders of such shares to vote on any matter or to participate, with respect to such shares, in any subsequent auction for the outstanding Series D preferred stock). In addition, any shares as to which a redemption notice has been given by EOG will be deemed to be not outstanding for purposes of any auction for the Series D preferred stock held subsequent to the date of such redemption notice. EOG will be entitled to receive from time to time from the auction agent the income, if any, derived from the investment of monies or other assets paid it, to the extent that such income is not required to pay the redemption price of the shares to be redeemed, and the holders of any shares to be redeemed will not have any claim to such income. Any funds so paid to the auction agent which are unclaimed at the end of two years from the redemption date will be returned to EOG, after which the holders of the shares so called for redemption will look only to EOG for payment of the redemption price of such shares.

     So long as all of the outstanding Series D preferred stock is held of record by a nominee of the securities depository, the amounts payable upon redemption of the Series D preferred stock will be paid to the securities depository on the redemption date. The normal procedures of the securities depository currently provide for it to distribute amounts payable upon redemption to agent members, who, in turn, are to distribute such funds to the persons for whom they are acting as agent.

     No sinking fund will be provided for the purchase or redemption of the Series D preferred stock.

LIQUIDATION PREFERENCE

     Upon the dissolution, liquidation or winding up of EOG, voluntary or involuntary, the holders of the then outstanding Series D preferred stock shall be entitled to receive and be paid out of the assets of EOG available for distribution to its stockholders, before any payment or distribution of assets shall be made on the common stock or any other class of capital stock of EOG ranking junior to the Series D preferred stock as to dividends and upon liquidation, the amount of $100,000 per share, plus an amount equal to the sum of all accumulated and unpaid dividends, whether or not earned or declared, on such shares to the date of final distribution. Neither the sale of all or substantially all the property or business of EOG nor the merger or consolidation of EOG into or with any other corporation or the merger or consolidation of any other corporation into or with EOG, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph. After the payment to the holders of the Series D preferred stock of the full preferential amounts provided for in this paragraph, such holders shall have no right or claim to any of the remaining assets of EOG. In the event the assets of EOG available for distribution to the holders of the Series D preferred stock and any preferred stock ranking on a parity with the Series D preferred stock shall be insufficient to pay in full all preferential amounts to which such holders are entitled, no such distribution shall be made on account of such Series D preferred stock and preferred stock ranking on a parity with the Series D preferred stock, unless proportionate distributive amounts shall be paid on account of such Series D preferred stock and preferred stock ranking on a parity with the Series D preferred stock ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon dissolution, liquidation or winding up of EOG.

VOTING RIGHTS

     Except as described herein or expressly required by applicable law, the holders of the Series D preferred stock will have no voting rights.

     If a dividends payable on any Series D preferred stock or any other class or series of preferred stock ranking on parity with the Series D preferred stock for which dividends are cumulative and upon which like voting rights have been conferred and are exercisable (excluding any other class or series of such parity preferred stock expressly entitled to elect additional directors to the Board of Directors by a vote separate and distinct from the vote provided for in this paragraph, "Voting Cumulative Parity Preferred Stock") have not been paid or declared and set aside for payment for the equivalent of 540 days, the number of directors constituting our Board of Directors shall be increased by two, without duplication of any increase made pursuant to the terms of any other class or series of Voting Cumulative Parity Preferred Stock, and the holders of the Series D preferred stock and the Voting Cumulative Parity Preferred Stock shall have the right, voting together as a single class without regard to class or series, to the exclusion of the holders of common stock, any shares of capital stock of EOG ranking junior to the Series D preferred stock as to dividends and upon liquidation, and of any series of parity preferred which is not Voting Cumulative Parity Preferred Stock, to elect two directors of EOG to fill such newly created directorships. This right of the holders of the Series D preferred stock and the Voting Cumulative Preferred Stock shall continue until all accumulated but unpaid dividends have been paid. Each director elected by the holders of the Series D preferred stock and any class or series of Voting Cumulative Parity Preferred Stock in an election provided for by this paragraph (a "Preferred Director") shall continue to serve as such director until all accumulated but unpaid dividends have been paid.

     Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the Series D preferred stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of the Series D preferred stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the certificate of incorporation, of the applicable certificate of designation or of any other certificate amendatory of or supplemental to the certificate of incorporation, including any certificate of designation, preferences and rights or any similar document relating to any series of parity preferred or any series of preferred stock of EOG ranking junior to the Series D preferred stock as to dividends or upon liquidation, or of the by-laws of EOG which would adversely affect the preferences, rights, powers or privileges of the Series D preferred stock.

     Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66 2/3% of all of the Series D preferred stock at the time outstanding and all other series of preferred stock ranking on a parity with the Series D preferred stock for which dividends are cumulative ("Cumulative Parity Preferred Stock"), given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the Holders of the Series D preferred stock and such other series of Cumulative Parity Preferred Stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting, increasing or validating the creation, authorization or issue of any shares of any class of capital stock of EOG ranking prior to the Series D preferred stock as to dividends and upon liquidation, or the reclassification of any authorized capital stock of EOG into any such prior ranking shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior ranking shares.

THE AUCTION

     General. The certificate of designation will provide that the applicable dividend rate for the Series D preferred stock for each dividend period after December 15, 2004 shall be equal to the rate per annum that the auction agent advises EOG has resulted on the business day preceding the first day of such subsequent dividend period from implementation of the auction procedures set forth in the certificate of designation. See Appendix B to this prospectus. Each periodic implementation of the auction procedures, under which persons determine to hold or, based upon dividend rates bid by them, offer to sell or to purchase Series D preferred stock, is referred to herein as an "auction." If, however, EOG should fail to pay or duly provide for the full amount of any dividend on Series D preferred stock on any Dividend Payment Date or the redemption price of shares of Series D preferred stock called for redemption, the applicable dividend rate for the Series D preferred stock will be determined as described under "-- Dividends -- Determination of Dividend Rate" on page 20.

     As used in this prospectus, an existing holder of any Series D preferred stock means a person who is listed as the beneficial owner of such shares in the records of the auction agent. The auction agent may rely upon, as evidence of the identities of the existing holders, a list of the owners of the Series D preferred stock provided by EOG or the broker-dealers, the results of auctions and notices from any existing holder, the agent member of any existing holder or the broker-dealer of any existing holder with respect to such existing holder's transfer of Series D preferred stock to another person. References in this prospectus to existing holders and potential holders shall, unless the context otherwise requires, be deemed to include beneficial owners and potential beneficial owners acting through their broker-dealers.

     The auction agent will be required to register a transfer of Series D preferred stock from an existing holder to another person only if (1) such transfer is pursuant to an auction or (2) the auction agent has been notified in writing (A) by such existing holder, the agent member of such existing holder or the broker-dealer of such existing holder of such transfer or (B) by the broker-dealer of any person that purchased or sold such Series D preferred stock in an auction of the failure of such Series D preferred stock to be transferred as a result of such auction. The auction agent is not required to accept any such notice of transfer delivered prior to an auction unless it is received by the auction agent by 3:00 p.m. (New York City time) on the business day next preceding such auction.

     Auction Agent Agreement. EOG has entered into an agreement, as amended, with Bankers Trust Company, the auction agent, which provides, among other things, that the auction agent will follow the auction procedures for the purposes of determining the applicable dividend rate for the Series D preferred stock for so long as the applicable dividend rate for the Series D preferred stock is to be based on the results of an auction. See "-- Concerning the Auction Agent" on page 35.

     Broker-Dealer Agreements. The auctions require the participation of one or more broker-dealers. The auction agent entered into an agreement with Lehman Brothers Inc., as amended, and may enter into other agreements with one or more other broker-dealers selected by EOG, which will provide for the participation of such broker-dealers in auctions. See "-- Broker-Dealers" on page 35. A broker-dealer agreement may be terminated by the auction agent or a broker-dealer on five days' notice to the other party.

     Securities Depository. DTC will act as securities depository for the agent members with respect to shares. One or more registered certificates representing all of the shares of Series D preferred stock to be issued in this exchange offer initially will be registered in the name of Cede & Co., as nominee of DTC. Such certificates will bear a legend to the effect that such certificate is issued subject to the provisions restricting transfers of shares contained in the Certificate of Designation. EOG will also issue stop-transfer instructions to the transfer agent for the shares. Cede & Co. will be the initial holder of record of all Series D preferred stock, and existing holders of the Series D preferred stock will not receive certificates representing their ownership interest in such Series D preferred stock.

     DTC, which is a New York chartered limited purpose trust company, performs services for its participants (including the agent members), some of which (and/or their representatives) own DTC. DTC maintains lists of its participants and will maintain the positions (ownership interests) held by each agent member in Series D preferred stock, whether as an existing holder for its own account or as nominee for another existing holder.

     Except as otherwise provided herein, payments and communications made by EOG to holders of Series D preferred stock will be duly made by making payments to, and communicating with, the securities depository, whose nominee will be the record holder of all shares. See "Book-Entry Issuance" on page 39.

     Auction Procedures. The following summary of the auction procedures does not purport to be complete and is qualified in its entirety by reference to the auction procedures, which are attached to this prospectus as Appendix B. The settlement procedures to be used with respect to auctions are set forth in Appendix A to this prospectus.

     Auction Dates. After December 15, 2004, an auction to determine the applicable dividend rate for the Series D preferred stock for a particular dividend period for the Series D preferred stock will be held on the first business day preceding the first day of such dividend period. The term business day means a day on which the New York Stock Exchange is open for trading and which is not a day on which banks in New York City are authorized or obligated by law to close. Both the auction date and the first day of the related dividend period, also a period-end Dividend Payment Date, must be business days but need not be consecutive calendar days. For example, in most cases, if the date or day that would normally be an auction date is not a business day, then such auction date will be the next preceding day that is a business day even though such period-end Dividend Payment Date remains the same. See "Dividends" on page 17 for information concerning the circumstances under which a Dividend Payment Date may fall on a date other than a date that would normally be such Dividend Payment Date.

     The first auction date for the shares will be December 14, 2004.

     Orders by Existing and Potential Holders. Prior to the submission deadline on each auction date:

        - each existing holder of Series D preferred stock may submit to a broker-dealer by telephone or otherwise a:

           -- Hold Order -- indicating the number of outstanding shares of Series D preferred stock, if any, held by such existing holder that such existing holder desires to continue to hold without regard to the applicable dividend rate for the next dividend period for such Series D preferred stock;

           -- Bid -- indicating the number of outstanding Series D preferred stock, if any, held by such existing holder that such existing holder desires to hold if the applicable dividend rate for the next dividend period for such Series D preferred stock is not less than the rate specified by such existing holder; and/or

           -- Sell Order -- indicating the number of outstanding Series D preferred stock, if any, held by such existing holder that such existing holder desires to sell without regard to the applicable dividend rate for the next dividend period for such Series D preferred stock; and

        - broker-dealers will contact prospective purchasers of Series D preferred stock by telephone or otherwise to determine whether such potential holders desire to submit bids in which such potential holders will indicate the number of shares of Series D preferred stock that they offer to purchase if the applicable dividend rate for the next dividend period for the Series D preferred stock is not less than the rates per annum specified in such bids.

     The communication to a broker-dealer by an existing holder of the information referred to in the first bullet point above and by a potential holder of the information referred to in the second bullet point above, and the communication by a broker-dealer, whether or not for its own account, to the auction agent of the foregoing information, is hereinafter referred to as an order. An existing holder or a potential holder placing an order, including a broker-dealer acting in such capacity for its own account, is referred to herein as a bidder. Any order submitted by an existing holder or a potential holder to its broker-dealer, or by a broker-dealer to the auction agent, prior to the submission deadline on any auction date shall be irrevocable.

     An existing holder may submit different types of orders in an auction with respect to Series D preferred stock then held by such existing holder, as well as bids for additional shares. An existing holder that offers to purchase additional shares is, for purposes of such offer, treated as a potential holder. For information concerning the priority given to different types of orders placed by an existing holder, see "-- Submission of Orders by Broker-Dealers to Auction Agent" on page 32.

     Any bid for shares of Series D preferred stock by an existing holder specifying a rate higher than the maximum applicable dividend rate will be treated as a sell order, and any bid for shares of Series D preferred stock by a potential holder specifying a rate higher than the maximum applicable dividend rate for the shares will not be accepted. Accordingly, the auction procedures establish the maximum applicable dividend rate as the maximum rate per annum that can result from an auction. See "-- Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate" on page 33 and "-- Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares" on page 33.

     Neither EOG nor the auction agent will be responsible for a broker-dealer's failure to comply with any of the foregoing.

     The maximum applicable dividend rate on any auction date for the Series D preferred stock will be the rate obtained by multiplying the reference rate on such auction date by a percentage determined by the auction agent, with each maximum applicable dividend rate being rounded to the nearest one thousandth (0.001) of one percent per annum, with any such number ending in five ten-thousandths of one percent rounded upwards to the nearest one thousandth (0.001) of one percent, as set forth below based on the lower of the credit ratings assigned to the Series D preferred stock by Moody's and S&P (or if Moody's or S&P, or both, shall not make such a rating available, the equivalent of either or both of such ratings by a substitute rating agency or two substitute rating agencies or, in the event that only one such rating shall be available, the percentage based on such available rating) at the close of business on the business day immediately preceding such auction date:

           CREDIT RATING
-----------------------------------   APPLICABLE PERCENTAGE
      MOODY'S              S&P          OF REFERENCE RATE
--------------------   ------------   ---------------------
   "aa3" or above      AA- or above       150%
    "a3" to "a1"         A- to A+         200%
  "baa3" to "baa1"     BBB- to BBB+       200%
    below "baa3"        below BBB-        275%

     There is no minimum applicable dividend rate in respect of any dividend period.

     The reference rate with respect to a dividend period of 49 days to 183 days, is the "AA" Composite Commercial Paper Rate; with respect to a dividend period of 184 days to 364 days, is the comparable U.S. Treasury Bill Rate; with respect to a dividend period of one year to ten years, is the comparable

U.S. Treasury Note Rate; and, with respect to a dividend period in excess of ten years, is the comparable U.S. Treasury Bond Rate.

     " 'AA' Composite Commercial Paper Rate" on any date means (1) the Interest Equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated AA by S&P or "Aa" by Moody's or the equivalent of such rating by another nationally recognized statistical rating organization, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the business day immediately preceding such date, or (2) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the Interest Equivalent of the rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by Lehman Brothers Inc. or its successors (the "Commercial Paper Dealer") to the auction agent for the close of business on the business day immediately preceding such date. If the Commercial Paper Dealer does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by any substitute Commercial Paper Dealer or substitute Commercial Paper Dealers. If the number of dividend period days shall be (1) seven or more but fewer than 49 days, such rate shall be the Interest Equivalent of the 30-day rate on such commercial paper; (2) 49 or more but fewer than 70 days, such rate shall be the Interest Equivalent of the 60-day rate on such commercial paper; (3) 70 or more but fewer than 85 days, such rate shall be the arithmetic average of the Interest Equivalent of the 60-day and 90-day rate on such commercial paper; (4) 85 or more days but fewer than 99 days, such rate shall be the Interest Equivalent of the 90-day rate on such commercial paper; or
(5) 99 or more days but fewer than 183 days, such rate shall be determined by linear interpolation between the Interest Equivalents of the 90-day rate and the 180-day rate on such commercial paper.

     "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

     "U.S. Treasury Bill Rate" on any date means (1) the Interest Equivalent of the rate on the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related dividend period, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such business day, or (2) if such yield as so calculated is not available, the Alternate Treasury Bill Rate on such date. "Alternate Treasury Bill Rate" on any date means the Interest Equivalent of the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related dividend period, as determined by bid price quotations as of any time on the business day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the auction agent.

     "U.S. Treasury Bond Rate" on any date means (1) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Bond with a maturity most nearly comparable to the length of the related dividend period, as such bid price quotation is published on the business day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such business day, or (2) if such yield as so calculated is not available, the Alternate Treasury Bond Rate on such date. "Alternate Treasury Bond Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Bond with a maturity most nearly comparable to the length of the related dividend period, as determined by the bid price quotations as of any time on the business day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the auction agent.

     "U.S. Treasury Note Rate" on any date means (1) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related dividend period, as such bid price quotation is published on the business day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such business day, or (2) if such yield as so calculated is not available, the Alternate Treasury Note Rate on such date. "Alternate Treasury Note Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related dividend period, as determined by the bid price quotations as of any time on the business day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the auction agent.

     Notwithstanding the foregoing, if at 9:00 a.m., New York City time, on any auction date, (1) the rating of the Series D preferred stock by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain", (2) the rating of the Series D preferred stock by S&P shall be on the "Credit Watch" of S&P with a designation of "negative implications" or "developing" or (3) if Moody's or S&P, or both, shall not make such a rating available, the rating of the Series D preferred stock by any substitute rating agency shall be the substantial equivalent of clause (1) or
(2), then the maximum applicable dividend rate for the Series D preferred stock to which such auction date relates will be determined as described above but as if the credit rating assigned to the Series D preferred stock by Moody's and S&P (or, as appropriate, by a substitute rating agency) each fell within a range one full level lower in the above table.

     EOG will take all reasonable action necessary to enable Moody's and S&P (and, as appropriate, any substitute rating agency or substitute rating agencies referred to below) to provide a rating for the Series D preferred stock. If either Moody's or S&P shall not make such a rating available, or neither Moody's nor S&P shall make such a rating available, EOG will select, after consultation with the broker-dealers or their affiliates and successors, a nationally recognized statistical rating organization, as a substitute rating agency, or two nationally recognized statistical rating organizations as substitute rating agencies, as the case may be. If an alternative nationally recognized securities rating agency or agencies are not available, the applicable rating shall be the highest rating last published by Moody's, S&P or such substitute rating agency or agencies.

     A broker-dealer also may hold Series D preferred stock for its own account. A broker-dealer thus may submit orders to the auction agent as an existing holder or a potential holder and therefore participate in an auction on behalf of both itself and its customers. An order placed with the auction agency by a broker-dealer as an existing holder or a potential holder as or on behalf of a customer will be treated in the same manner as an order placed with a broker-dealer by such customer. Similarly, any failure by a broker- dealer to submit to the auction agent an order in respect of any Series D preferred stock held by its customers will be treated in the same manner as such customer's failure to submit to its broker-dealer an order in respect of Series D preferred stock held by it, as described above. Inasmuch as a broker-dealer participates in an auction as an existing holder or a potential holder only to represent the interest of its customers, all discussion herein relating to the consequences of an auction for existing holders and potential holders also applies to the underlying beneficial ownership interests.

     The number of shares of Series D preferred stock purchased or sold may be subject to proration procedures. See "-- Acceptance and Rejection of Submitted
Bids and Submitted Sell Orders and Allocation of Shares" on page   . Each
purchase or sale of shares shall be made for settlement on the business day (also a period-end Dividend Payment Date) next succeeding the auction date at a price per share equal to $100,000, and such settlement will be made regardless of whether or not EOG shall have paid on such business day or on any other day the full amount of any dividends or any other amounts payable in respect of any Series D preferred stock. See "-- Notification of Results; Settlement" on page 34.

     If any order or orders covering in the aggregate all of the outstanding Series D preferred stock held by an existing holder is not submitted to the auction agent prior to the submission deadline for any reason, including the failure of a broker-dealer to contact such existing holder or to submit such existing holder's order or orders, such existing holder shall be deemed to have submitted a hold order, in the case of an auction relating to a regular dividend period, or a sell order, in the case of an auction relating to a special dividend period, covering the number of outstanding shares of Series D preferred stock held by such existing holder that are not subject to orders submitted to the auction agent.

     For purposes of an auction, shares of Series D preferred stock for which EOG shall have given notice of redemption and deposited moneys therefor with the auction agent will not be considered as outstanding and will not be included in such auction.

     Neither EOG nor any affiliate of EOG may submit an order in any auction except as described below under the caption "--Broker-Dealers" on page 35.

     Submission of Orders by Broker-Dealers to Auction Agent. Prior to 1:00 p.m., New York City time, on each auction date, or such other time on the auction date as may be specified by the auction agent, each broker-dealer will submit in writing or through the auction agent's auction processing system to the auction agent all orders obtained by it for the auction to be conducted on such auction date, designating itself, unless otherwise permitted by EOG, as the existing holder or potential holder in respect of the shares subject to such orders. Any order submitted by an existing holder or a potential holder to its broker-dealer, or by a broker-dealer to the auction agent, prior to the submission deadline on an auction date, shall be irrevocable.

     If any rate specified in any submitted bid contains more than three figures to the right of the decimal point, then the auction agent shall round such rate up to the next highest one thousandth (0.001) of one percent.

     A submitted order or submitted orders of an existing holder that cover in the aggregate more than the number of outstanding shares of Series D preferred stock held by such existing holder shall be considered valid in the following order of priority:

          (1) any submitted hold order of such existing holder shall be considered valid up to and including the number of outstanding shares held by such existing holder, provided that if there is more than one submitted hold order of such existing holder and the number of shares of Series D preferred stock subject to such submitted hold orders exceeds the number of outstanding shares of Series D preferred stock held by such existing holder, the number of such shares subject to each such submitted hold order shall be reduced pro rata so that such submitted hold orders shall cover the number of outstanding shares held by such existing holder;

          (2) (A) any submitted bids of such existing holder shall be considered valid if more than one such submitted bid is submitted, up to and including the excess of the number of outstanding shares of Series D preferred stock held by such existing holder over the number of shares of Series D preferred stock subject to any submitted hold order referred to in clause
     (1) above, and (B) subject to subclause (A), if there is more than one submitted bid of such existing holder specifying the same rate and the number of outstanding shares of Series D preferred stock subject to such submitted bids is greater than such excess, such submitted bids shall be considered valid up to and including the amount of such excess, and the number of such shares subject to such submitted bids shall be reduced pro rata so that such submitted bids, in the aggregate shall cover the number of outstanding shares equal to such excess, and (C) subject to subclauses
     (A) and (B), if there are two or more submitted bids of such existing holder specifying different rates, such submitted bids shall be considered valid in the ascending order of their respective rates and in any such event the number, if any, of such shares subject to submitted bids not valid under this clause (2) shall be treated as subject to a submitted bid by a potential holder; and

          (3) any submitted sell order of an existing holder shall be considered valid up to and including the excess of the number of outstanding shares of Series D preferred stock held by such existing holder over the number of shares subject to submitted hold orders referred to in clause (1) and valid submitted bids referred to in clause (2) above; provided that if there is more than one submitted sell order of such existing holder and the number of such shares subject to such submitted sell orders is greater than such excess, the number of such shares subject to such submitted sell orders shall be reduced pro rata so that such submitted sell orders, in the aggregate, shall cover the number of outstanding shares of Series D preferred stock equal to such excess.

     If there is more than one submitted bid of any potential holder, each such submitted bid shall be considered a separate submitted bid with the rate and number of shares therein specified.

     Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate. Not earlier than the submission deadline on an auction date for the Series D preferred stock, the auction agent will assemble all submitted orders and will determine the excess of the number of outstanding shares of Series D preferred stock over the number of outstanding shares of Series D preferred stock subject to submitted hold orders (such excess being referred to herein as the "Available Shares") and whether Sufficient Clearing Bids exist. "Sufficient Clearing Bids" will exist if the number of outstanding shares that are the subject of submitted bids by potential holders specifying rates not higher than the maximum applicable dividend rate equals or exceeds the number of outstanding shares of Series D preferred stock that are the subject of submitted sell orders (including the number of such shares subject to submitted bids by existing holders specifying a rate higher than the maximum applicable dividend rate).

     If Sufficient Clearing Bids exist, the auction agent will determine the lowest rate specified in the submitted bids (the "Winning Bid Rate") that, taking into account such rate and all lower rates bid by existing holders and potential holders, would result in existing holders and potential holders owning not less than the Available Shares. In that event, the Winning Bid Rate will be the applicable dividend rate for the next dividend period for all Series D preferred stock then outstanding.

     If Sufficient Clearing Bids do not exist, other than because all of the outstanding shares of Series D preferred stock are the subject of submitted hold orders, the next dividend period will be a regular dividend period and the applicable dividend rate for the next dividend period will be the maximum applicable dividend rate. If Sufficient Clearing Bids do not exist, existing holders that have submitted or are deemed to have submitted sell orders will not be able to sell in the auction all, and may not be able to sell any, shares subject to such Submitted Sell Orders. See "--Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares" below.

     If all of the outstanding shares of Series D preferred stock are subject to submitted hold orders, the applicable dividend rate for the next dividend period for the shares will be 59% of the reference rate in effect on the auction date with respect to such dividend period.

     Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares. Based on the determinations made under "-- Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate" above, and subject to the discretion of the auction agent to round and allocate as described below, submitted bids and submitted sell orders shall be accepted or rejected in the order of priority set forth in the auction procedures, with the result that existing holders and potential holders shall sell, continue to hold and/or purchase shares of Series D preferred stock as set forth below. Existing holders that submit or are deemed to have submitted hold orders shall continue to hold the shares of Series D preferred stock subject to such hold orders.

     If Sufficient Clearing Bids exist:

          (1) each existing holder that placed a submitted sell order or a submitted bid specifying a rate higher than the Winning Bid Rate will sell the outstanding shares of Series D preferred stock subject to such submitted sell order or submitted bid;

          (2) each existing holder that placed a submitted bid specifying a rate lower than the Winning Bid Rate will continue to hold the outstanding shares of Series D preferred stock subject to such submitted bid;

          (3) each potential holder that placed or is deemed to have placed a submitted bid specifying a rate lower than the Winning Bid Rate will purchase the number of outstanding shares of Series D preferred stock subject to such submitted bid;

          (4) each existing holder that placed a submitted bid specifying a rate equal to the Winning Bid Rate shall continue to hold the outstanding shares of Series D preferred stock subject to such submitted bid, unless the number of outstanding shares subject to all such submitted bids is greater than the excess of the Available Shares over the number of shares accounted for in clauses (2) and (3) above, in which event each existing holder with such a submitted bid will continue to hold a number of outstanding shares of Series D preferred stock determined on a pro rata basis based on the number of outstanding shares subject to all such submitted bids by such existing holders; and

          (5) each potential holder that placed a submitted bid specifying a rate equal to the Winning Bid Rate will purchase any Available Share not accounted for in clause (2), (3) or (4) above on a pro rata basis based on the number of outstanding shares subject to all such submitted bids.

     If Sufficient Clearing Bids do not exist, other than because all of the outstanding shares of Series D preferred stock are subject to submitted hold orders:

          (1) each existing holder that placed a submitted bid specifying a rate equal to or lower than the maximum applicable dividend rate will continue to hold the outstanding shares of Series D preferred stock subject to such submitted bid;

          (2) each potential holder that placed a submitted bid specifying a rate equal to or lower than the maximum applicable dividend rate will purchase the number of outstanding shares of Series D preferred stock subject to such submitted bid; and

          (3) each existing holder that placed a submitted sell order or a submitted bid specifying a rate higher than the maximum applicable dividend rate will sell a number of outstanding shares of Series D preferred stock determined on a pro rata basis based on the number of outstanding shares subject to all such submitted sell orders and submitted bids.

     If, as a result of the auction procedures described above, any existing holder would be required to sell, or any potential holder would be required to purchase, a fraction of a share, the auction agent shall, in such manner as it shall determine in its sole discretion, (1) round up or down the number of shares being sold or purchased on such auction date so that the number of shares sold or purchased by each existing holder or potential holder shall be whole shares and (2) allocate such whole shares for purchase among potential holders even if such allocation results in one or more of such potential holders not purchasing shares.

     Notification of Results; Settlement. The auction agent will advise each broker-dealer that submitted an order in an auction of the applicable dividend rate for the next dividend period for the applicable shares and, if the order was a bid or sell order, whether such bid or sell order was accepted or rejected, in whole or in part, by telephone by approximately 3:00 p.m., New York City time, on the auction date. Each broker-dealer that submitted a bid or sell order on behalf of one or more bidders will then advise each bidder whether its bid or sell order was accepted or rejected, in whole or in part, will confirm purchases and sales with each bidder purchasing or selling Series D preferred stock as a result of the auction and will advise each bidder purchasing or selling Series D preferred stock as a result of the auction to give instructions to its agent member to pay the purchase price against delivery of such shares by book-entry against payment therefor, as appropriate. Each broker-dealer that submitted a hold order on behalf of an existing holder will also advise such existing holder of the applicable dividend rate for the next dividend period. The auction agent will record on the registry of existing holders to be maintained by the auction agent each transfer of beneficial ownership of shares pursuant to an auction.

     If any existing holder selling Series D preferred stock in an auction fails to deliver such shares, by authorized book-entry, a broker-dealer may deliver to the potential holder on behalf of which is submitted a bid that was accepted a number of such shares that is less than the number of such shares that otherwise was to be purchased by such potential holder. In such event, the number of such shares to be so delivered will be determined by such broker-dealer in its sole discretion; provided, however, that such delivery will be of whole shares only. Delivery of such lesser number of shares will constitute good delivery.

     In accordance with the securities depository's normal procedures, on the business day next succeeding the auction date, the transactions described above will be executed through the securities depository and the accounts of the respective agent members at the securities depository will be debited and credited as necessary to effect the purchases and sales of shares as determined in the auction. Purchasers will make payment to the securities depository through their agent members in same-day funds and shall make payments regardless of whether or not EOG shall have paid on such day or on any other day the full amount of any dividends or any other amounts payable in respect of any shares. The securities depository will make payment in accordance with its normal procedures, which now provide for payment in same-day funds. If the procedures of the securities depository applicable to the Series D preferred stock shall be changed to provide for payment in next-day funds, then purchasers may be required to make payment in next-day funds. If the certificates for Series D preferred stock are not held by the securities depository or its nominee, payment will be made in same-day funds to the auction agent against delivery of such certificates.

CONCERNING THE AUCTION AGENT

     The auction agent will act as agent for EOG in connection with auctions. EOG will pay the auction agent compensation for its services under the auction agent agreement.

     In the absence of bad faith or negligence on its part, the auction agent will not be liable for any action taken, suffered or omitted in the performance of its duties under the auction agent agreement and will not be liable for any error of judgment made reasonably and in good faith unless the auction agent has been negligent in ascertaining (or failing to ascertain) the pertinent facts. Pursuant to the auction agent agreement, EOG is required to indemnify the auction agent for certain losses and liabilities incurred by the auction agent without negligence or bad faith on its part in connection with the performance of its duties under such agreement.

     EOG may terminate any auction agent agreement upon written notice to the auction agent. The auction agent may resign under the auction agent agreement upon written notice to EOG on the date specified in such notice, which may be no earlier than six months following delivery of such notice. No such termination by EOG or resignation by the auction agent shall be effective until (1) EOG has entered into an agreement with a successor auction agent containing substantially the same terms and conditions as the then existing auction agent agreement and (2) such successor auction agent has entered into agreements with the broker-dealers containing substantially the same terms and conditions as the then existing broker dealer agreements. Upon receiving a resignation notice from the auction agent, EOG will use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as the then existing auction agent agreement.

BROKER-DEALERS

     The auction agent after each auction will pay a service charge from funds provided by EOG to each broker-dealer on the basis of the purchase price of shares of Series D preferred stock placed by such broker-dealer at such auction. The service charge (1) for any regular dividend period shall be determined from time to time by mutual consent of EOG and any such broker-dealer or broker-dealers and (2) for any special dividend period shall be determined by mutual consent of EOG and any such broker-dealer or broker-dealers and shall be based upon a selling concession that would be applicable to an underwriting of fixed or variable rate preferred shares with a similar final maturity or variable rate dividend period, respectively, at the commencement of the dividend period with respect to such auction. For the purposes of the preceding sentence, shares of Series D preferred stock shall be considered placed by a broker-dealer if such shares were (1) the subject of hold orders deemed to have been made by existing holders that were acquired by such existing holders through such broker-dealer or (2) the subject of the following orders submitted by such broker-dealer; (A) a submitted bid of an existing holder that resulted in such existing holder purchasing such shares as a result of the auction, (B) a submitted bid of a potential holder that resulted in such potential holder purchasing such shares as a result of the auction or (C) a submitted hold order.

     The broker-dealer agreements provide that a broker-dealer, other than an affiliate of EOG, may submit orders in auctions for its own account, unless EOG notifies all broker-dealers in writing that they may no longer do so, in which case broker-dealers may continue to submit only hold orders and sell orders for their own accounts. Any broker-dealer that is an affiliate of EOG may submit orders in auctions but only if such orders are not for its own account, except that if such affiliated broker-dealer holds shares for its own account, it must submit a sell order in the next auction with respect to such shares. If a broker-dealer submits an order for its own account in any auction, it may have knowledge of orders placed through it in that auction and therefore have an advantage over other bidders; such broker-dealer, however, would not have knowledge of orders submitted by other broker-dealers in that auction. In the broker-dealer agreements, broker-dealers agree to handle customer orders in accordance with their respective duties under applicable securities laws and rules.

     Each broker-dealer agreement provides that neither EOG nor the auction agent shall have any responsibility or liability with respect to the failure of a potential holder, existing holder or their respective agent members to deliver shares or to pay for shares purchased or sold pursuant to an auction or otherwise.

RATINGS

     EOG expects that, on the date of original issue for the Series D preferred stock to be issued pursuant to this exchange offer, such shares will be rated "baa2" by Moody's and BBB- by S&P.

     Ratings are not recommendations to purchase, hold or sell Series D preferred stock, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to Moody's and S&P by EOG and obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or unavailability of, such information. Ratings do not address the likelihood that any auction will be successful or that an investor will be able to resell shares in any auction or otherwise.

PREEMPTIVE AND CONVERSION RIGHTS

     Holders of the Series D preferred stock will not have any preemptive rights to purchase or subscribe for any other shares, rights, options or other securities of EOG which at any time may be sold or offered for sale by EOG. The Series D preferred stock is not convertible into shares of any other class or series of capital stock of EOG.

TRANSFER AGENT, REGISTRAR AND PAYING AGENT

     The auction agent, transfer agent, registrar, dividend disbursing agent, paying agent and redemption agent for the Series D preferred stock is Bankers Trust Company.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general tax discussion which summarizes the material U.S. federal income tax consequences generally applicable to U.S. persons who are initial holders of the Series D preferred stock. The following discussion is subject to the qualifications, limitations, and assumptions contained herein. As used herein, a U.S. person is:

     - an individual who is a citizen or resident of the United States for federal income tax purposes;

     - a corporation, partnership, or other type of entity organized under the laws of the United States or any State;

     - any estate; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This summary does not discuss all aspects of U.S. federal income tax that may be relevant to investors in light of their particular circumstances or to investors that are subject to special treatment under U.S. federal income tax laws including, without limitation, non-U.S. persons, insurance companies, certain financial institutions, broker-dealers, S corporations, tax exempt organizations, persons holding Series D preferred stock as part of a conversion transaction, as part of a hedge or hedging transaction, as part of a "wash sale", as part of a synthetic security, or as a position in a "straddle". This summary is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date of this offering memorandum. The statutory provisions, regulations, and interpretations on which this summary is based are all subject to change, possibly on a retroactive basis, and differing interpretations.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED BELOW ARE FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT A TAX ADVISOR AS TO THE INVESTOR'S PARTICULAR CONSEQUENCES CONCERNING THE EXCHANGE OFFER AND THE OWNERSHIP OF SERIES D PREFERRED STOCK, INCLUDING THE APPLICATION OF STATE, LOCAL, NON-U.S., AND OTHER FEDERAL TAX LAWS.

EXCHANGE

     An exchange of Series C Preferred Stock for Series D Preferred Stock pursuant to the exchange offer should not be treated as a taxable event for U.S. federal income tax purposes. Accordingly, holders of Series C Preferred Stock who exchange their Series C Preferred Stock for Series D Preferred Stock should not recognize income, gain or loss for U.S. federal income tax purposes and any such holder should have the same adjusted tax basis and holding period in the Series D Preferred Stock as it had in the Series C Preferred Stock immediately before the exchange.

DIVIDENDS

     Distributions with respect to the Series D preferred stock (other than liquidating distributions and certain distributions in redemption of the Series D preferred stock) which are paid out of current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes, generally will constitute dividends taxable as ordinary income. To the extent the amount of any such distribution paid with respect to the Series D preferred stock exceeds current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, such excess distribution will not constitute a dividend for U.S. federal income tax purposes, but will be treated first as a tax-free return of capital to the extent of the holder's adjusted tax basis in its Series D preferred stock (with a corresponding reduction in such basis) and, to the extent the distribution exceeds such basis, as a capital gain provided the Series D preferred stock is held as a capital asset for U.S. federal income tax purposes.

DIVIDENDS RECEIVED DEDUCTION

     Dividends received by corporate stockholders generally are eligible for the dividends received deduction (the "DRD") as specified in Section 243(a)(1) of the Code. Under such Section, the amount of the DRD generally will equal 70% of the amount of the dividend received. Prospective investors should consider the potential effect of (1) Section 246A of the Code, which reduces the DRD allowed to a corporate stockholder that has incurred indebtedness that is directly attributable to an investment in portfolio stock (as determined for U.S. federal income tax purposes), (2) Section 1059 of the Code, which reduces a stockholder's basis in stock in certain circumstances, (3) Section 246(b) of the Code, which limits the amount of the DRD percentage to a percentage of the stockholder's taxable income, and

(4) Section 246(c) of the Code, which disallows the DRD in respect of any dividend if the holder of the stock is required to make related payments with respect to positions in substantially similar or related property or certain holding period requirements are not met.

     Under Section 1059 of the Code, any dividend received by a corporate stockholder that constitutes an "extraordinary dividend" may require a reduction in the adjusted tax basis of the stock by the non-taxed portion of the dividend, but not below zero. If such portion exceeds the corporate stockholder's adjusted tax basis in the stock, the stockholder may be required to treat the excess as gain from the sale of such stock in the year in which the dividend is received. A dividend on preferred stock may be treated as "extraordinary" if (1) it equals or exceeds 5% of the holder's adjusted tax basis in the stock (reduced for this purpose by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (2) exceeds 20% of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. You should consult your own tax advisors as to the application of Section 1059 of the Code to any dividends that may be paid with respect to the Series D preferred stock.

     Under Section 246(c), a corporate stockholder must hold the dividend-paying stock for certain time periods, depending on the type of stock and distribution, before the DRD is allowed. Ordinarily, the DRD is disallowed if the corporate stockholder has not held the dividend-paying stock for more than 45 days during the 90-day period beginning on the date that is 45 days before the date on which such stock becomes ex-dividend with respect to such dividend. Where the corporate stockholder receives dividends with respect to stock having a preference in dividends which are attributable to a period or periods aggregating in excess of 366 days, the DRD is disallowed if such stock is not held for more than 90 days during the 180-day period beginning on the date that is 90 days before the date on which such stock becomes ex-dividend with respect to such dividend. For purposes of calculating the above holding periods, the holding period begins on the day after the stock is acquired and includes the day of disposition. However, the corporate stockholder's holding period is reduced for any period in which (1) the corporate stockholder has diminished its risk of loss by holding an option to sell, is under a contractual obligation to sell, or has made, and not closed, a short sale of substantially identical stock or securities; (2) the corporate stockholder is the grantor of an option to buy substantially identical stock or securities; or (3) the corporate stockholder has diminished its risk of loss by holding one or more other positions with respect to substantially similar or related property as prescribed in the Treasury Regulations.

     Prospective investors should also consider the effect of the corporate alternative minimum tax, which imposes a minimum tax of 20% of a corporation's alternative minimum taxable income for a taxable year. For purposes of the corporate alternative minimum tax, alternative minimum taxable income is increased by 75% of the amount by which a corporation's adjusted current earnings in the taxable year exceeds its alternative minimum taxable income prior to the addition of an item. The amount of any dividend on the Series D preferred stock that is included in adjusted current earnings will not be reduced by the DRD that is allowed with respect to such dividend.

DISPOSITIONS, INCLUDING REDEMPTIONS

     Any sale, exchange, redemption (except as discussed below) or other disposition of the Series D preferred stock generally will result in taxable gain or loss equal to the difference between the amount received and the stockholder's adjusted tax basis in the Series D preferred stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for the Series D preferred stock exceeds one year.

     In certain cases, a redemption of Series D preferred stock may be treated as a dividend, rather than as a payment in exchange for the Series D preferred stock. In such events, the redemption payment will be treated as ordinary dividend income to the extent that such payment is made out of current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes. The determination of whether the redemption will be treated as a dividend rather than as payment in exchange for the Series D preferred stock will depend upon whether and to what extent the redemption reduces the holder's percentage stock ownership interest in EOG. A redemption will be treated as an exchange of stock that produces a capital gain if the redemption either (1) completely terminates the holder's interest in EOG under Section 302(b)(3) of the Code, (2) is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code or (3) is "not essentially equivalent to a dividend" under Section 302(b)(1).

     A redemption will completely terminate the holder's interest in EOG as a result of the redemption if, as a result of the redemption, the holder no longer has any stock interest in EOG directly or constructively after application of the attribution rules of Section 302(c) of the Code. A redemption will be "substantially disproportionate" with respect to the holder if (1) the ratio of the voting stock owned by the holder (including stock attributed to the holder under Section 302(c) of the Code) immediately after the redemption to all the voting stock of EOG is less than 80% of the same ratio for the voting stock owned by the holder immediately before the redemption, (2) there is a similar percentage reduction in the ownership by the holder of common stock of EOG, and
(3) the holder owns less than 50% of the voting stock of EOG. Whether a redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. The IRS has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if such stockholder has a reduction in its percentage stock ownership. In determining whether any of the foregoing tests have been satisfied, the holder is deemed, under the constructive ownership rules of Section 302(c) of the Code, to own any shares in EOG owned by certain related persons and entities and any shares which the holder or certain related persons and entities have an option to acquire. However, because of the ambiguities in applying the foregoing rules, you should consult your tax advisor to determine whether a redemption of Series D preferred stock will be treated as a dividend or as a payment in exchange for the Series D preferred stock. A distribution in redemption of Series D preferred stock that is treated as a dividend may also be considered an extraordinary dividend under
Section 1059 of the Code. See "-- Dividends Received Deduction" above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments of dividends on shares of Series D preferred stock held of record by U.S. persons, other than corporations and other exempt holders, are required to be reported to the IRS.

     Backup withholding of U.S. federal income tax at a rate of 31 percent may apply to payments made with respect to shares of Series D preferred stock, as well as payments of proceeds from the sale of shares of Series D preferred stock, to holders that are not "exempt recipients" and that fail to provide certain identifying information, such as the taxpayer identification number of the holder, in the manner required. Individuals generally are not exempt recipients, while corporations and certain other entities generally are exempt recipients.

                              BOOK-ENTRY ISSUANCE

     The Series D preferred stock initially will be represented by one or more registered, global certificates (collectively the "Global Security"), which will be deposited upon issuance with, or on behalf of, The Depository Trust Company, in New York, New York, and registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant in DTC as described below. This means that, except as provided below, holders of the Series D preferred stock (1) will not receive a certificate for the Series D preferred stock, (2) will not have the Series D preferred stock registered in their name and (3) will not be considered the registered owners or holders of the Series D preferred stock for any purpose. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the DTC and, if such person is not one of DTC's participating organizations (collectively, the "Participants"), on the procedures of the Participant through which the person owns its interest, to exercise any rights of a holder of the Series D preferred stock.

     Except as set forth below, the Global Security certificate may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Security may not be exchanged for certificates representing Series D preferred stock except in the limited circumstances described below.

     DTC has advised EOG and the initial purchasers that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants, by eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear transactions through or maintain a direct or indirect custodial relationship with a Participant. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised EOG that, pursuant to procedures established by it:

     - upon deposit of the Global Security, DTC will credit the accounts of Participants with the applicable portion of the shares of Series D preferred stock represented by the Global Security; and

     - ownership of such shares represented by the Global Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to the other owners of beneficial interests in the Global Security.

     DTC has no knowledge of the actual beneficial owners of the Series D preferred stock. Beneficial owners will not receive written confirmation from DTC of their exchange, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participants through which the beneficial owners acquired the Series D preferred stock. All interests in a Global Security are subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Security to such persons will be impaired to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be adversely affected by the lack of a physical certificate evidencing such interests.

     Payments in respect of the Series D preferred stock registered in the name of DTC or its nominee will be payable by EOG through the paying agent to DTC in its capacity as the registered holder. EOG will treat the persons in whose names the Series D preferred stock, including the Global Security, are registered as the owners of the Series D preferred stock for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither EOG nor any agent thereof nor the initial purchasers has or will have any responsibility or liability for (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to, or payments made on account of, beneficial ownership interests in the Global Security, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Security or (2) any other matter relating to the actions and practices of DTC or any of its

Participants or Indirect Participants. DTC has advised EOG that its current practice, upon receipt of any payment in respect of securities such as the Global Security, is to credit the accounts of the relevant Participants with payment on the payment due dates in amounts proportionate to their respective beneficial interests in the Global Security as shown on DTC's records. Payments by the Participants and the Indirect Participants to the beneficial owners of the Series D preferred stock will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of the Participants or the Indirect Participants, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither EOG nor the initial purchasers will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Series D preferred stock, and each may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

     DTC has advised EOG that it will take any action permitted to be taken by a holder of the Series D preferred stock only at the direction of one or more Participants to whose account with DTC interests in the Global Security are credited. However, DTC reserves the right to exchange the Global Security for certificates representing Series D preferred stock and to distribute that Series D preferred stock to its Participants.

     The information in this section concerning DTC and its book-entry systems has been obtained from sources that EOG believes to be reliable, but EOG takes no responsibility for the accuracy of this information.

     The Global Security is exchangeable for certificates representing the Series D preferred stock registered in the name of any person other than DTC or its nominee if (1) DTC (a) notifies EOG that it is unwilling or unable to continue as depositary for the Global Security and EOG then fails to appoint a successor depositary or (b) ceases to be a clearing agency under the Exchange Act, or (2) EOG in its sole discretion elects to cause the issuance of certificates representing the Series D preferred stock. In addition, beneficial interests in the Global Security may be exchanged for certificated Series D preferred stock upon request, but only upon at least 20 days' prior written notice given to EOG by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Series D preferred stock delivered in exchange for any Global Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures.

                                 EXCHANGE OFFER

     In connection with the sale of the Series C preferred stock, we entered into a registration rights agreement with the initial purchasers of the Series C preferred stock, pursuant to which we agreed to use our reasonable best efforts to file with the Securities and Exchange Commission (the "Commission") a registration statement with respect to the exchange of the Series C preferred stock for a new series of preferred stock. Under the terms of the registration rights agreement, this new series of preferred stock must have terms identical in all material respects to the terms of the Series C preferred stock, except that it must be registered under the Securities Act of 1933 and will be issued free of any covenant regarding registration.

     Based on existing interpretations of the Securities Act by the staff of the Commission (the "Staff") set forth in several no-action letters to third parties, and subject to the immediately following sentence, EOG believes that the Series D Preferred Stock issued pursuant to this exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of shares who is an affiliate of EOG or who intends to participate in the exchange offer for the purpose of distributing the exchange shares, or any broker-dealer who purchased the shares from EOG to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

     - will not be able to rely on the interpretation of the Staff set forth in the above-mentioned no-action letters;

     - will not be entitled to tender its shares in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series D Preferred Stock unless such sale or transfer is made pursuant to any exemption from such requirements.

     Each holder of the shares who wishes to exchange Series C Preferred Stock for Series D Preferred Stock in the exchange offer will be required to represent that:

     - it is not an affiliate of EOG;

     - at the time of the exchange offer, it is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate, in a distribution, within the meaning of the Securities Act, of the Series D Preferred Stock; and

     - it is acquiring the Series D Preferred Stock in its ordinary course of its business.

     In addition, in connection with any resales of exchange shares, any broker-dealer, or a "Participating Broker-Dealer", who acquired the shares for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Series D Preferred Stock, other than resale of an unsold allotment from the original sale of the shares of Series C preferred stock, with this prospectus. Under the registration rights agreement, EOG is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of the Series D preferred stock.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions of this exchange offer, EOG will, unless such Series C preferred stock is withdrawn in accordance with the withdrawal rights specified in "Withdrawal of Tenders" below, accept any and all Series C preferred stock validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The date of acceptance for exchange of the Series C preferred stock, and consummation of this exchange offer, is the first business day following the Expiration Date (unless extended as described herein) (the "Exchange Date"). EOG will issue, on or promptly after the Exchange

Date, one share of Series D preferred stock in exchange for each share of Series C preferred stock tendered and accepted in connection with this exchange offer. The Series D preferred stock issued in connection with this exchange offer will be delivered on the earliest practicable date following the Exchange Date. Holders of Series A preferred stock may tender some or all of their Series C preferred stock in connection with this exchange offer.

     The terms of the Series D preferred stock are identical in all material respects to the terms of the Series C preferred stock, except that the Series D preferred stock has been registered under the Securities Act and is issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to consummate this exchange offer by certain dates. The Series D preferred stock will evidence the same obligations as the Series C preferred stock and will be issued under and be entitled to the benefits under the Certificate of Designation, Rights and Preferences of Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series D (the "Series D Certificate of Designation") which is substantially identical to the Certificate of Designation, Rights and Preferences of Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series C (the "Series C Certificate of Designation"). As of the date of this prospectus, 500 shares of the Series C preferred stock are outstanding.

     In connection with the issuance of the Series D preferred stock, we have arranged for the Series C preferred stock originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as depositary. Except as described under "Book-Entry Issuance," the Series D preferred stock will be issued in the form of a global certificate registered in the name of DTC or its nominee and each holder's interest therein will be transferable in book-entry form through DTC. See "Book-Entry Issuance".

     Holders of Series C preferred stock do not have any appraisal or dissenters' rights in connection with this exchange offer. Series C preferred stock which is not tendered for exchange or is tendered but not accepted in connection with this exchange offer will remain outstanding and be entitled to the benefits of the Certificate of Designations of the Series C preferred stock, but will not be entitled to any registration rights under the registration rights agreement.

     EOG shall be deemed to have accepted validly tendered Series C preferred stock when, as and if EOG has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Series D preferred stock from us.

     If any tendered Series C preferred stock is not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series C preferred stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Exchange Date.

     Holders who tender Series C preferred stock in connection with this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Series C preferred stock in connection with this exchange offer. EOG will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 2000, unless extended by EOG in its sole discretion (but in no
event to a date later than           , 2000), in which case the term "Expiration
Date" shall mean the latest date and time to which this exchange offer is extended.

     We reserve the right, in our sole discretion

     - to delay accepting any Series C preferred stock, to extend this exchange offer or to terminate this exchange offer and to refuse to accept Series C preferred stock not previously accepted, if any of the conditions set forth below under "Conditions to the exchange offer" shall not have been satisfied and shall not have been waived by the Company (if permitted to be waived by EOG) and

     - to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If this exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Series C preferred stock, and we will extend this exchange offer for a period of five to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders, if this exchange offer would otherwise expire during such five to ten business day period. In no event, however, shall the Expiration Date be later than
            , 2000.

     If we determine to make a public announcement of any delay, extension, amendment or termination of this exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of this exchange offer, we will not be required to accept for exchange, or to exchange, any Series C preferred stock for any Series D preferred stock, and may terminate or amend this exchange offer before the acceptance of any Series C preferred stock for exchange, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in our reasonable good faith judgment, would be expected to impair our ability to proceed with this exchange offer, or

     - any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Commission or its Staff, which, in our reasonable good faith judgment, would be expected to impair our ability to proceed with this exchange offer.

     If we determine in our reasonable good faith judgment that any of the foregoing conditions exist, we may

     - refuse to accept any Series C preferred stock and return all tendered Series C preferred stock to the tendering holders,

     - extend this exchange offer and retain all Series C preferred stock tendered prior to the expiration of this exchange offer, subject, however, to the rights of holders who tendered such Series C preferred stock to withdraw their tendered Series C preferred stock which have not been withdrawn.

If such waiver constitutes a material change to this exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend this exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if this exchange offer would otherwise expire during such five to ten business days. In
no event, however, shall the expiration date be a date later than             ,
2000.

PROCEDURES FOR TENDERING

     To tender in connection with this exchange offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Series C preferred stock (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Series C preferred stock by causing DTC to transfer such Series C preferred stock into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Series C preferred stock may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth under the caption "Exchange Agent," below, prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Series C preferred stock will constitute an agreement between such holder and EOG in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     The method of delivery of Series C preferred stock and the Letter of Transmittal and all other documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal of Series C preferred stock should be sent to EOG. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

     Any beneficial owner whose Series C preferred stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivery of such owner's Series C preferred stock, either make appropriate arrangements to register ownership of the Series C preferred stock in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Series C preferred stock tendered pursuant thereto are tendered

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or

     - for the account of an Eligible Institution.

In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Series C preferred stock listed therein, such Series C preferred stock must be endorsed by such registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by such registered holder as such registered holder's name appears on such Series C preferred stock.

     If the Letter of Transmittal or any Series C preferred stock or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by

EOG, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Series C preferred stock will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series C preferred stock not properly tendered or any Series C preferred stock whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Series C preferred stock either before or after the Expiration Date. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the Letter of Transmittal) will be final and binding, on all parties. Unless waived, any defects or irregularities in connection with tenders of Series C preferred stock must be cured within such time as EOG shall determine. Although we intend to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Series C preferred stock, neither EOG, the Exchange Agent nor any other person shall have any duty or incur any liability for failure to give such notification. Tenders of Series C preferred stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series C preferred stock received by the Exchange Agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, we reserve the right, as set forth above under the caption "Conditions to this exchange offer," to terminate this exchange offer.

     By tendering, each holder represents to EOG that, among other things, the Series D preferred stock acquired in connection with this exchange offer is being obtained in the ordinary course of business of the person receiving such Series D preferred stock, whether or not such person is the holder, that neither the holder nor any such other person is engaged in, intends to engage in, or has an arrangement or understanding with any person to participate in the distribution of such Series D preferred stock and that neither the holder nor any such other person is an "affiliate" (as defined in Rule 405 under the Securities Act) of EOG. If the holder is a broker-dealer that will receive Series D preferred stock for its own account in exchange of Series C preferred stock, it will acknowledge that it acquired such Series C preferred stock as the result of market making activities or other trading activities and it will deliver a prospectus in connection with any resale of such Series D preferred stock. See "Plan of Distribution".

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Series C preferred stock and whose Series C preferred stock is not immediately available, or who cannot deliver their Series C preferred stock, the Letter of Transmittal or any other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date, may effect a tender of their Series C preferred stock if:

     - The tender is made through an Eligible Institution;

     - prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such Series C preferred stock and the principal amount of Series C preferred stock tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate or certificates representing the Series C preferred stock to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Series C preferred stock delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     - such properly completed and executed Letter of Transmittal (or facsimile thereof) as well as the certificate or certificates representing all tendered Series C preferred stock in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Series C preferred stock delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Series C preferred stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Series C preferred stock in connection with this exchange offer, a written facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must

     - specify the name of the person who deposited the Series C preferred stock to be withdrawn (the "Depositor"),

     - identify the Series C preferred stock to be withdrawn (including the certificate number or numbers and principal amount of such Series C preferred stock),

     - be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Series C preferred stock was tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Series C preferred stock into the name of the person withdrawing the tender, and

     - specify the name in which any such Series C preferred stock is to be registered, if different from that of the Depositor.

All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by EOG, whose determination shall be final and binding on all parties. Any Series C preferred stock so withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no Series D preferred stock will be issued with respect thereto unless Series C preferred stock so withdrawn is validly re-tendered. Any Series C preferred stock which has been tendered but which is not accepted for exchange or which is withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Series C preferred stock may be retendered by following one of the procedures described above under the caption "Procedures for Tendering" at any time prior to the Expiration Date.

EXPIRATION DATE

     Bankers Trust Company has been appointed as Exchange Agent in connection with this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, at its offices at 4 Albany Street, 4th Floor, New York, New York 10006. The Exchange Agent's telephone number is (212) 250-2500 and facsimile number is (212) 250-6961.

FEES AND EXPENSES

     EOG will not make any payment to brokers, dealers or others soliciting acceptances of this exchange offer. We will pay certain other expenses to be incurred in connection with this exchange offer, including the fees and expenses of the Exchange Agent, accounting and certain legal fees.

     Holders who tender their Series C preferred stock for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Series D preferred stock is to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Series C preferred stock tendered, or if tendered Series C preferred stock is registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series C preferred stock in connection with this exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendered holder.

ACCOUNTING TREATMENT

     The Series D preferred stock will be recorded at the same carrying value as the Series C preferred stock as reflected in EOG's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by EOG on the consummation of this exchange offer.

CONSEQUENCES OF FAILURES TO PROPERLY TENDER SERIES C PREFERRED STOCK IN THE EXCHANGE

     Issuance of the Series D preferred stock in exchange for the Series C preferred stock pursuant to this exchange offer will be made only after timely receipt by the Exchange Agent of such Series C preferred stock, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Series C preferred stock desiring to tender such Series C preferred stock in exchange for Series D preferred stock should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to tenders of Series C preferred stock for exchange. Series C preferred stock that are not tendered or that are tendered but not accepted by us, will, following consummation of this exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of this exchange offer, certain registration rights under the Registration Rights Agreement will terminate.

     In the event this exchange offer is consummated, we will not be required to register the remaining Series C preferred stock. Remaining Series C preferred stock will continue to be subject to the following restrictions on transfer:

     - the remaining Series C preferred stock may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, and

     - the remaining Series C preferred stock will bear a legend restricting transfer in the absence of registration or an exemption therefrom.

We currently do not anticipate that we will register the remaining Series C preferred stock under the Securities Act. To the extent that Series C preferred stock is tendered and accepted in connection with this exchange offer, any trading market for remaining Series C preferred stock could be adversely affected.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Our authorized capital stock consists of:

          - 10,000,000 shares of preferred stock,

             - 100,000 of which have been designated as Fixed Rate Cumulative
               Perpetual Senior Preferred Stock, Series A, with a liquidation preference of $1,000 per share,

             - 100,000 shares of which have been designated as Fixed Rate
               Cumulative Perpetual Senior Preferred Stock, Series B, with a liquidation preference of $1,000 per share,

             - 500 of which have been designated Flexible Money Market
               Cumulative Preferred Stock, Series C, with a liquidation preference of $100,000 per share, and

             - 500 of which have been designated Flexible Money Market
               Cumulative Preferred Stock, Series D, with a liquidation preference of $100,000 per share,

          - 320,000,000 shares of common stock, $.01 par value.

     At March 1, 2000, there were 117,211,873 shares of our common stock, 100,000 shares of our Series A preferred stock and 500 shares of our Series C preferred stock outstanding. The following summary description of our capital stock is qualified in its entirety by reference to our certificate of incorporation, as amended. A copy of our certificate of incorporation is filed as an exhibit to the registration statement of which this prospectus is a part.

COMMON STOCK

     Our common stock possesses ordinary voting rights for the election of directors and in respect to other corporate matters, each share being entitled to one vote. The common stock has no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The common stock carries no preemptive rights and is not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of common stock are entitled to dividends in such amounts and at such times as may be declared by the board of directors out of funds legally available therefor.

     Upon liquidation or dissolution of EOG, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any corporate debts and liquidation and any liquidation preference established for the preferred stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

     The transfer agent and registrar of the common stock is First Chicago Trust Company of New York, Jersey City, New Jersey.

PREFERRED STOCK

     Under EOG's Restated Certificate of Incorporation, the Board of Directors may provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series. The Board of Directors already has designated 100,000 shares of Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A, with a liquidation preference of $1,000 per share, 100,000 shares of Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B, with a liquidation preference of $1,000 per share (to be exchanged for the Series A preferred stock pursuant to a contemporaneous exchange offer), 500 shares of Flexible Money Market Cumulative Preferred Stock, Series C, with a liquidation preference of $100,000 per share, and 500 shares of Flexible Market Cumulative Preferred Stock, Series D, with a liquidation preference of $100,000 per share (to be exchanged for the Series C preferred stock pursuant to this exchange offer). The rights, preferences, privileges and restrictions, including liquidation preferences, of the preferred stock of each additional series will be fixed or designated by the Board of Directors pursuant to a certificate of designation without any further vote or action by EOG's stockholders. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. Upon issuance against full payment of the purchase price therefor, shares of preferred stock offered hereby will be fully paid and nonassessable.

RIGHTS PLAN

     On February 14, 2000, EOG's Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share. The dividend was paid on February 24, 2000 to the stockholders of record on that date. The description and terms of the Rights are set forth in a Rights Agreement, dated February 14, 2000, between First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), and EOG (the "Rights Agreement").

     Our Board has adopted this Rights Agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of our Board. The Rights Agreement should not interfere with any merger or other business combination approved by our Board.

     For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which has been filed with the Securities and Exchange Commission as an exhibit to this Registration Statement and is incorporated herein by reference.

     The Rights. Our Board authorized the issuance of a Right with respect to each issued and outstanding share of common stock on February 24, 2000. The Rights will initially trade with, and will be inseparable from, the common stock. The Rights are evidenced only by certificates that represent shares of common stock. New Rights will accompany any new shares of common stock we issue after February 24, 2000 until the Distribution Date described below.

     Exercise Price. Each Right will allow its holder to purchase from us one one-hundredth of a share of Series E Junior Participating Preferred Stock ("Preferred Share") for $90, once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

     Exercisability. The Rights will not be exercisable until:

          - 10 days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or, if earlier,

          - 10 business days (or a later date determined by our Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if consummated, would result in that person or group becoming an Acquiring Person.

     We refer to the date when the Rights become exercisable as the "Distribution Date." Until that date, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised.

     Our Board may reduce the threshold at which a person or group becomes an Acquiring Person from 15% to not less than 10% of the outstanding common stock.

     Consequences of a Person or Group Becoming an Acquiring Person.

          - Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for $90, purchase shares of our common stock with a market value of $180, based on the market price of the common stock prior to such acquisition.

          - Flip Over. If we are later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person may, for $90, purchase shares of the acquiring corporation with a market value of $180 based on the market price of the acquiring corporation's stock, prior to such merger.

     Preferred Share Provisions.

     Each one one-hundredth of a Preferred Share, if issued:

          - will not be redeemable.

          - will entitle holders to quarterly dividend payments of $.01 per share, or an amount equal to the dividend made on one share of common stock, whichever is greater.

          - will entitle holders upon liquidation either to receive $1 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

          - will have the same voting power as one share of common stock.

          - if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

     The value of one one-hundredth interest in a Preferred Share should approximate the value of one share of common stock.

     Expiration. The Rights will expire on February 24, 2010.

     Redemption. Our Board may redeem the Rights for $.01 per Right at any time before any person or group becomes an Acquiring Person. If our Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.01 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

     Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

     Anti-Dilution Provisions. Our Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Preferred Shares or common stock. No adjustments to the Exercise Price of less than 1% will be made.

     Amendments. The terms of the Rights Agreement may be amended by our Board without the consent of the holders of the Rights. However, our Board may not amend the Rights Agreement to lower the threshold at which a person or group becomes an Acquiring Person to below 10% of our outstanding common stock. In addition, the Board may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an Acquiring Person, our Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

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

LIMITATION ON DIRECTORS' LIABILITY

     Delaware corporation law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such laws, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. The Delaware laws enable corporations to limit available relief to equitable remedies such as injunction or rescission. The certificate of incorporation limits the liability of directors of EOG to EOG or its stockholders, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the Delaware law. Specifically, directors of EOG will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to EOG or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     This provision in the certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited EOG and its stockholders.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Series D preferred stock for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series D preferred stock. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series D preferred stock received in exchange for Series C preferred stock where such Series C preferred stock was acquired as a result of market-making activities or other trading activities. We have agreed for a period of 180 days after the Expiration Date, to make available a prospectus meeting the requirements of the Preferred Stock Act to any broker-dealer for use in connection with any such resale. In
addition, until           , all dealers effecting transactions in the Series D
preferred stock may be required to deliver a prospectus.

     EOG will not receive any proceeds from any sale of Series D preferred stock by broker-dealers. Series D preferred stock received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series D preferred stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Series D preferred stock. Any broker-dealer that resells Series D preferred stock that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such Series D preferred stock may be deemed to be an "underwriter" within the meaning of the Preferred Stock Act and any profit on any such resale of Series D preferred stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Preferred Stock Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Preferred Stock Act.

                                 LEGAL MATTERS

     The validity of the shares to be issued in the share exchange will be passed upon for EOG by Fulbright & Jaworski L.L.P., Houston, Texas, counsel for EOG.

                                    EXPERTS

     The consolidated financial statements and schedule included in EOG Resources Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to EOG's Annual Report on Form 10-K for the year ended December 31, 1999, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein.

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

                                                                      APPENDIX A

                             SETTLEMENT PROCEDURES

     The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in the Auction Agent Agreement and each Broker-Dealer Agreement. Nothing contained in this Appendix A constitutes a representation by EOG that in each Auction each party referred to herein actually will perform the procedures described herein to be performed by such party. Capitalized terms used herein shall have the respective meanings specified in the prospectus or Appendix B hereto, as the case may be.

     I. On each Auction Date, the Auction Agent shall notify by telephone or through the Auction Agent's Auction Processing System the Broker-Dealers that participated in the Auction held on such Auction Date and submitted an Order on behalf of any Existing Holder or Potential Holder of:

          (A) the Applicable Rate fixed for the next succeeding Dividend Period;

          (B) whether Sufficient Clearing Bids existed for the determination of the Applicable Rate;

          (C) if such Broker-Dealer (a "Seller's Broker-Dealer") submitted a Bid or a Sell Order on behalf of an Existing Holder, the number of Shares, if any, to be sold by such Existing Holder;

          (D) if such Broker-Dealer (a "Buyer's Broker-Dealer") submitted a Bid on behalf of a Potential Holder, the number of Shares, if any, to be purchased by such Potential Holder.

          (E) if the aggregate number of Shares to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate number of Shares to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer's Broker-Dealers (and the name of the Agent Member, if any, of each such Buyer's Broker-Dealer) acting for one or more purchasers of such excess number of Shares and the number of such Shares to be purchased from one or more Existing Holders on whose behalf such Broker-Dealer acted by one or more Potential Holders on whose behalf each of such Buyer's Broker-Dealers acted;

          (F) if the aggregate number of shares to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a bid exceeds the aggregate number of Shares to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller's Broker-Dealers (and the name of the Agent Member, if any, of each such Seller's Broker-Dealer) acting for one or more sellers of such excess number of Shares and the number of such Shares to be sold to one or more Potential Holder on whose behalf such Broker-Dealer acted by one or more Existing Holders on whose behalf each of such Seller's Broker-Dealers acted; and

          (G) the Auction Date of the next succeeding Auction with respect to the Shares.

     II. On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Holder or Potential Holder shall:

          (A) in the case of a Broker-Dealer that is a Buyer's Broker-Dealer, instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Holder's Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Securities Depository the amount necessary to purchase the number of Shares to be purchased pursuant to such Bid against receipt of such Shares and advise such Potential Holder of the Applicable Rate for the next succeeding Dividend Period;

          (B) in the case of a Broker-Dealer that is a Seller's Broker-Dealer, instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, or a Bid that was accepted, in whole or in part, to instruct such Existing Holder's Agent

     Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the number of Shares to be sold pursuant to such Order against payment therefor and advise any such Existing Holder that will continue to hold Shares of the Applicable Rate for the next succeeding Dividend Period;

          (C) advise each Existing Holder on whose behalf such Broker-Dealer submitted a Hold Order of the Applicable Rate for the next succeeding Dividend Period;

          (D) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

          (E) advise each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

     III. On the basis of the information provided to it pursuant to (I) above, each Broker-Dealer that submitted a Bid or a Sell Order on behalf of a Potential Holder or an Existing Holder shall, in such manner and at such time or times as in its sole discretion it may determine, allocate any funds received by it pursuant to (II)(A) above and any Shares received by it pursuant to (II)(B) above among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Bids, the Existing Holders, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted or Sell Orders, and any Broker-Dealer or Broker-Dealers identified to it by the Auction Agent pursuant to (I)(E) or
(I)(F) above.

     IV. On each Auction Date:

          (A) each Potential Holder and Existing Holder shall instruct its Agent Member as provided in (II)(A) or (B) above, as the case may be;

          (B) each Seller's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (1) pay through the Securities Depository to the Agent Member of the Existing Holder delivering Shares to such Broker-Dealer pursuant to (II)(B) above the amount necessary to purchase such Shares against receipt of such Shares, and (2) deliver such Shares through the Securities Depository to a Buyer's Broker-Dealer (or its Agent Member) identified to such Seller's Broker-Dealer pursuant to (I)(E) above against payment therefor; and

          (C) each Buyer's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (1) pay through the Securities Depository to a Seller's Broker-Dealer (or its Agent Member) identified pursuant to (I) (F) above the amount necessary to purchase the Shares to be purchased pursuant to (II)(A) above against receipt of such Shares, and (2) deliver such Shares through the Securities Depository to the Agent Member of the purchaser thereof against payment therefor.

     V. On the day after the Auction Date:

          (A) each Bidder's Agent Member referred to in (IV)(A) above shall instruct the Securities Depository to execute the transactions described in
     (II)(A) or (B) above, and the Securities Depository shall execute such transactions;

          (B) each Seller's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (IV)(B) above, and the Securities Depository shall execute such transactions; and

          (C) each Buyer's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (IV)(C) above, and the Securities Depository shall execute such transactions.

     VI. If an Existing Holder selling Shares in an Auction fails to deliver such Shares (by authorized book-entry), a Broker-Dealer may deliver to the Potential Holder on behalf of which it submitted a Bid that was accepted a number of whole Shares that is less than the number of Shares that otherwise was to be purchased by such Potential Holder. In such event, the number of Shares to be so delivered shall be determined solely by such Broker-Dealer. Delivery of such lesser number of Shares shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (VI), any delivery or non-delivery of Shares which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreements.

                                                                      APPENDIX B

                               AUCTION PROCEDURES

     The following procedures will be set forth in provisions of the certificate of designation relating to the Flexible Money Market Cumulative Preferred Stock, Series D (the "Shares"), and will be incorporated by reference in the Auction Agent Agreement and each Broker-Dealer Agreement. The terms not defined below are defined in the forepart of this prospectus. Nothing contained in this Appendix B constitutes a representation by EOG that in each Auction each party referred to herein actually will perform the procedures described herein to be performed by such party.

PARAGRAPH 7(a) CERTAIN DEFINITIONS.

     As used in this paragraph 7, the following terms shall have the following meanings, unless the context otherwise requires:

          (i) "Auction Date" means the first Business Day preceding the first day of each Subsequent Dividend Period.

          (ii) "Available Shares" has the meaning specified in paragraph 7(d)(i) below.

          (iii) "Bid" has the meaning specified in paragraph 7(b)(i) below.

          (iv) "Bidder" has the meaning specified in paragraph 7(b)(i) below.

          (v) "Hold Order" has the meaning specified in paragraph 7(b)(i) below.

          (vi) "Maximum Applicable Rate" for any Subsequent Dividend Period will be the Applicable Percentage of the Reference Rate. The "Applicable Percentage" will be determined based on the lower of the credit rating or ratings assigned on such date to the Shares by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) as follows:

            CREDIT RATING               APPLICABLE
  ---------------------------------   PERCENTAGE OF
       MOODY'S             S&P        REFERENCE RATE
  ------------------   ------------   --------------
   "aa3" or higher     AA- or Higher       150%
     "a3" to "a1"        A- to A+          200%
   "baa3" to "baa1"    BBB- to BBB+        200%
     Below "baa3"       Below BBB-         275%

     provided, however, that, if at 9:00 A.M., New York City time, on any Auction Date, (i) the rating of any Shares by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain," (ii) the rating of any Shares by S&P shall be on the "CreditWatch" of S&P with a designation of "negative implications" or "developing" or (iii) if Moody's or S&P, or both, shall not make such a rating available, the rating of any Shares by any Substitute Rating Agency shall be on the substantial equivalent of clause (i) or (ii) above, then the Maximum Applicable Rate for the Shares to which such Auction Date relates will be determined pursuant to an Applicable Percentage based on the credit rating that is one full level lower in the above table.

          EOG shall take all reasonable action necessary to enable S&P and Moody's (and, as appropriate, any Substitute Rating Agency or Substitute Rating Agencies) to provide a rating for each Series of Shares. If either S&P or Moody's shall not make such a rating available, or neither S&P nor Moody's shall make such a rating available, EOG, after consultation with the Broker-Dealers or their affiliates and successors, shall select a nationally recognized statistical rating organization or two nationally recognized statistical rating organizations to act as a Substitute Rating Agency or Substitute Rating Agencies, as the case may be.

          (vii) "Order" has the meaning specified in paragraph 7(b)(i) below.

          (viii) "Sell Order" has the meaning specified in paragraph 7(b)(i) below.

          (ix) "Shares" means the shares of Series D preferred stock subject to the related Auction pursuant to this paragraph 7.

          (x) "Submission Deadline" means 1:00 P.M., New York City time, on any Auction Date or such other time on the Auction Date as may be specified by the Auction Agent from time to time as the time by which each Broker-Dealer must submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

          (xi) "Submitted Bid" has the meaning specified in paragraph 7(d)(i) below.

          (xii) "Submitted Hold Order" has the meaning specified in paragraph 7(d)(i) below.

          (xiii) "Submitted Order" has the meaning specified in paragraph 7(d)(i) below.

          (xiv) "Submitted Sell Order" has the meaning specified in paragraph 7(d)(i) below.

          (xv) "Sufficient Clearing Bids" has the meaning specified in paragraph 7(d)(i) below.

          (xvi) "Winning Bid Rate" has the meaning specified in paragraph 7(d)(i) below.

PARAGRAPH 7(b) ORDERS BY EXISTING HOLDERS AND POTENTIAL HOLDERS.

     (i) Beneficial owners and potential beneficial owners may only participate in Auctions through their Broker-Dealers. Broker-Dealers will submit the Orders of their respective customers who are beneficial owners and potential beneficial owners to the Auction Agent, designating themselves (unless otherwise permitted by EOG) as Existing Holders in respect of Shares subject to Orders submitted or deemed submitted to them by beneficial owners and as Potential Holders in respect of Shares subject to Orders submitted to them by potential beneficial owners. A Broker-Dealer may also hold Shares in its own account as a beneficial owner or wish to purchase Shares for its own account as a potential beneficial owner. A Broker-Dealer may thus submit Orders to the Auction Agent as a beneficial owner or a potential beneficial owner and therefore participate in an Auction as an Existing Holder or Potential Holder on behalf of both itself and its customers.

     Prior to the Submission Deadline on each Auction Date:

          (A) each Existing Holder may submit to its Broker-Dealer information by telephone or otherwise as to:

             (1) the number of Outstanding Shares, if any, held by such Existing Holder which such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Subsequent Dividend Period;

             (2) the number of Outstanding Shares, if any, held by such Existing Holder which such Existing Holder desires to continue to hold, provided that the Applicable Rate for the next succeeding Subsequent Dividend Period shall not be less than the rate per annum specified by such Existing Holder; and/or

             (3) the number of Outstanding Shares, if any, held by such Existing Holder which such Existing Holder offers to sell without regard to the Applicable Rate for the next succeeding Subsequent Dividend Period; and

          (B) each Broker-Dealer will contact Potential Holders by telephone or otherwise to determine whether such Potential Holders desire to submit Bids in which such Potential Holders will indicate the number of Outstanding Shares, if any, which each such Potential Holder offers to purchase, provided that the Applicable Rate for the next succeeding Subsequent Dividend Period shall not be less than the rate per annum specified by such Holder.

     For the purposes hereof, the communication by an Existing Holder pursuant to clause (A) above or by a Potential Holder pursuant to clause (B) above to a Broker-Dealer, or the communication by a Broker-Dealer acting for its own account to the Auction Agent, of information referred to in clause (A) or (B) of this paragraph 7(b)(i) is hereinafter referred to as an "Order" and each Existing Holder and each Potential Holder placing an Order, including a Broker-Dealer acting in such capacity for its own account, is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (A)(1) of this paragraph 7(b)(i) is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (A)(2) or (B) of this paragraph 7(b)(i) is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (A)(3) of this paragraph 7(b)(i) is hereinafter referred to as a "Sell Order." Inasmuch as a Broker-Dealer participates in an Auction as an Existing Holder or a Potential Holder only to represent the interests of its customers or itself, all discussion herein relating to the consequences of an Auction for Existing Holders and Potential Holders also applies to the underlying beneficial ownership interests represented thereby.

     (ii) (A) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

          (1) the number of Outstanding Shares specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or

          (2) such number or a lesser number of Outstanding Shares to be determined as set forth in paragraph 7(e)(i)(D) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

          (3) a lesser number of Outstanding Shares to be determined as set forth in paragraph 7(e)(ii)(C) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

     (B) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

          (1) the number of Outstanding Shares specified in such Sell Order; or

          (2) such number or a lesser number of Outstanding Shares to be determined as set forth in paragraph 7(e)(ii)(C) if Sufficient Clearing Bids do not exist.

     (C) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

          (1) the number of Outstanding Shares specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

          (2) such number or a lesser number of Outstanding Shares to be determined as set forth in paragraph 7(e)(i)(E) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

PARAGRAPH 7(c) SUBMISSION OF ORDERS BY BROKER-DEALERS TO AUCTION AGENT.

     (i) Each Broker-Dealer shall submit in writing or through the Auction Agent's auction processing system to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer for the Auction to be conducted on such Auction Date, designating itself (unless otherwise permitted by EOG) as an Existing Holder or a Potential Holder in respect of Shares subject to such Orders, and specifying with respect to each
Order:

          (A) the name of the Bidder placing each Order (which shall be the Broker-Dealer unless otherwise permitted by EOG);

          (B) the aggregate number of Outstanding Shares that are the subject of such Order;

          (C) to the extent that such Bidder is an Existing Holder:

             (1) the number of Outstanding Shares, if any, subject to any Hold Order placed by such Existing Holder;

             (2) the number of Outstanding Shares, if any, subject to any Bid placed by such Existing Holder and the rate per annum specified in such Bid; and

             (3) the number of Outstanding Shares, if any, subject to any Sell Order placed by such Existing Holder; and

          (D) to the extent such Bidder is a Potential Holder, the rate per annum specified in such Potential Holder's Bid.

     (ii) If any rate per annum specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.001) of 1%.

     (iii) If an Order or Orders covering in the aggregate all of the Outstanding Shares held by an Existing Holder are not submitted to the Auction Agent prior to the Submission Deadline for any reason (including the failure of a Broker-Dealer to contact any Existing Holder or to submit an Order covering such Existing Holder's Order or Orders), the Auction Agent shall deem a Hold Order (in the case of an Auction relating to a Regular Dividend Period) and a Sell Order (in the case of an Auction relating to a Special Dividend Period) to have been submitted on behalf of such Existing Holder covering the number of Outstanding Shares held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

     (iv) If one or more Orders on behalf of an Existing Holder covering in the aggregate more than the number of Outstanding Shares held by such Existing Holder are submitted to the Auction Agent, such Order shall be considered valid as follows and in the following order of priority:

          (A) any Hold Order submitted on behalf of such Existing Holder shall be considered valid up to and including the number of Outstanding Shares held by such Existing Holder; provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of Shares subject to such Hold Orders exceeds the number of Outstanding Shares held by such Existing Holder, the number of Shares subject to each of such Hold Orders shall be reduced pro rata so that such Hold Orders, in the aggregate, will cover exactly the number of Outstanding Shares held by such Existing Holder;

          (B) (I) any Bids submitted on behalf of such Existing Holder shall be considered valid, in the ascending order of their respective rates per annum if more than one Bid is submitted on behalf of such Existing Holder, up to and including the excess of the number of Outstanding Shares held by such Existing Holder over the number of Shares subject to any Hold Order referred to in paragraph 7(c)(iv)(A) above; (II) if more than one Bid submitted on behalf of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of Shares that can be the subject of valid Bids after application of paragraph 7(c)(iv)(A) above and of subclause (I) of this paragraph 7(c)(iv)(B) to any Bid or Bids specifying a lower rate or rates per annum, the number of Shares subject to each of such Bids shall be reduced pro rata so that such Bids, in the aggregate, cover exactly such remaining number of Shares; and (III) subject to subclauses (I) and (II) above, if more than one Bid submitted on behalf of such Existing Holder specifies different rates per annum, such Bids shall be considered valid in the ascending order of their respective rates per annum and in any such event the number of Shares, if any, subject to Bids not valid under this paragraph 7(c)(iv)(B) shall be treated as the subject of a Bid by a Potential Holder; and

          (C) any Sell Order shall be considered valid up to and including the excess of the number of Outstanding Shares held by such Existing Holder over the number of Shares subject to Hold Orders referred to in paragraph 7(c)(iv)(A) and valid Bids referred to in paragraph 7(c)(iv)(B); provided that if more than one Sell Order is submitted on behalf of any Existing Holder and the number of Shares subject to such Sell Orders is greater than such excess, the number of Shares subject to each of such Sell Orders shall be reduced pro rata so that such Sell Orders, in the aggregate, cover exactly the number of Shares equal to such excess.

     (v) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate per annum and number of Shares specified.

     (vi) Any Order submitted by an Existing Holder or a Potential Holder to its Broker-Dealer, and any Order submitted by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date, shall be irrevocable.

PARAGRAPH 7(d) DETERMINATION OF SUFFICIENT CLEARING BIDS, WINNING BID RATE AND APPLICABLE RATE.

     (i) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Holder Order", a "Submitted Bid" or a "Submitted Sell Order", as the case may be, or as a "Submitted Order") and shall determine:

          (A) the excess of the total number of Outstanding Shares over the number of Outstanding Shares that are the subject to Submitted Hold Orders (such excess being hereinafter referred to as the "Available Shares");

          (B) from the Submitted Orders whether the number of Outstanding Shares that are the subject of Submitted Bids by Potential Holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

             (1) the number of Outstanding Shares that are the subject of Submitted Bids by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

             (2) the number of Outstanding Shares that are subject to Submitted Sell Orders (if such excess or such equality exists (other than because the number of Outstanding Shares in clause (1) above and this clause (2) are each zero because all of the Outstanding Shares are the subject of Submitted Hold Orders), such Submitted Bids by Potential Holders being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

          (C) if Sufficient Clearing Bids exist, the lowest rate per annum specified in the Submitted Bids (the "Winning Bid Rate") that, if:

             (1) each Submitted Bid from Existing Holders specifying the Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates per annum were rejected, thus entitling such Existing Holders to continue to hold the Shares that are the subject of such Submitted Bids, and

             (2) each Submitted Bid from Potential Holders specifying the Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates per annum were accepted, thus entitling the Potential Holders to purchase the Shares that are the subject of such Submitted Bids, would result in the number of Shares subject to all Submitted Bids specifying the Winning Bid Rate or a lower rate per annum being at least equal to the Available Shares.

     (ii) Promptly after the Auction Agent has made the determinations pursuant to paragraph 7(d)(i), the Auction Agent shall advise EOG of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period as follows:

          (A) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Subsequent Dividend Period shall be equal to the Winning Bid Rate;

          (B) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding Shares are the subject of Submitted Hold Orders), that the Subsequent Dividend Period next succeeding the Auction shall automatically be a Regular Dividend Period and the Applicable Rate for such next succeeding Subsequent Dividend Period shall be equal to the Maximum Applicable Rate; or

          (C) if all of the Outstanding Shares are the subject of Submitted Hold Orders, that the Subsequent Dividend Period next succeeding the Auction shall automatically be a Regular Dividend Period and the Applicable Rate for such next succeeding Subsequent Dividend Period shall be equal to 59% of the Reference Rate in effect on the date of such Auction.

PARAGRAPH 7(e) ACCEPTANCE AND REJECTION OF SUBMITTED BIDS AND SUBMITTED SELL ORDERS AND ALLOCATION OF SHARES.

     Based on the determinations made pursuant to paragraph 7(d)(i), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

          (i) If Sufficient Clearing Bids have been made, subject to the provisions of paragraph 7(e)(iii) and paragraph 7(e)(iv), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

             (A) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate per annum that is higher than the Winning Bid Rate shall be accepted, thus requiring each such Existing Holder to sell the Outstanding Shares that are the subject of such Submitted Sell Order or Submitted Bid;

             (B) the Submitted Bid of each of the Existing Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding Shares that are the subject of such Submitted Bid;

             (C) the Submitted Bid of each of the Potential Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted;

             (D) the Submitted Bid of each of the Existing Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding Shares that are the subject of such Submitted Bid, unless the number of Outstanding Shares subject to all such Submitted Bids shall be greater than the excess (the "Remaining Excess") of the Available Shares over the number of Outstanding Shares subject to Submitted Bids described in paragraph 7(e)(i)(B) and paragraph 7(e)(i)(C), in which event the Submitted Bids of each such Existing Holder shall be accepted, and each such Existing Holder shall be required to sell Outstanding Shares, but only in an amount equal to the difference between (1) the number of Outstanding Shares then held by such Existing Holder subject to such Submitted Bid and (2) the number of Shares obtained by multiplying (x) the number of Remaining Excess by (y) a fraction the numerator of which shall be the number of Outstanding Shares held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding Shares subject to such submitted Bids made by all such Existing Holders that specified a rate per annum equal to the Winning Bid Rate; and

             (E) the Submitted Bid of each of the Potential Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Outstanding Shares obtained by multiplying (x) the difference between the Available Shares and the number of Outstanding Shares subject to Submitted Bids described in paragraph 7(e)(i)(B), paragraph 7(e)(i)(C) and paragraph 7(e)(i)(D) by
        (y) a fraction the numerator of which shall be the number of Outstanding Shares subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding Shares subject to such Submitted Bids made by all such Potential Holders that specified rates per annum equal to the Winning Bid Rate.

          (ii) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding Shares are subject to Submitted Hold Orders), subject to the provisions of paragraph 7(e)(iii), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

             (A) the Submitted Bid of each Existing Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be rejected, thus entitling such Existing Holder to continue to hold the Outstanding Shares that are the subject of such Submitted Bid;

             (B) the Submitted Bid of each Potential Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus requiring such Potential Holder to purchase the Outstanding Shares that are the subject of such Submitted Bid; and

             (C) the Submitted Bids of each Existing Holder specifying any rate per annum that is higher than the Maximum Applicable Rate shall be accepted and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between (1) the number of Outstanding Shares then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of Shares obtained by multiplying (x) the difference between the Available Shares and the aggregate number of Outstanding Shares subject to Submitted Bids described in paragraph 7(e)(ii)(A) and paragraph 7(e)(ii)(B) by (y) a fraction the numerator of which shall be the number of Outstanding Shares held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Outstanding Shares subject to all such Submitted Bids and Submitted Sell Orders.

          (iii) If, as a result of the procedures described in paragraph(7)(e)(i) or paragraph(7)(e)(ii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a Share on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, round up or down the number of Shares to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that each Outstanding Share purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be a whole Share.

          (iv) If, as a result of the procedures described in paragraph(7)(e)(i), any Potential Holder would be entitled or required to purchase less than a whole Share on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate Shares for purchase among Potential Holders so that only whole Shares are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any Shares on such Auction Date.

          (v) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Bids or Sell Orders on behalf of Existing Holders or Potential Holders, the aggregate number of Outstanding Shares to be purchased and the aggregate number of the Outstanding Shares to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of Outstanding Shares to be purchased and such aggregate number of Outstanding Shares to be sold differ, the Auction Agent shall determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, Outstanding Shares.

PARAGRAPH 7(f) SUSPENSION OF AUCTION DURING NON-PAYMENT PERIOD.

     Upon occurrence and during the continuance of a Non-Payment Period with respect to Shares of any Series that has not been duly cured by EOG pursuant to paragraph 3(c)(i), Auctions of such Shares shall be suspended and shall not resume in each case until (A) in the case of a Dividend Non-Payment Period, all accumulated and unpaid dividends on such Shares for all past Dividend Periods shall have been paid to the Auction Agent, or (B) in the case of a Redemption Non-Payment Period in connection with an Optional Redemption or Repurchase of less than all of the Shares of any Series, all amounts payable upon such Optional Redemption or Repurchase of such Shares shall have been paid to the Auction Agent, in each case by 12:00 noon, New York City time, on the relevant Auction Date with respect to such Shares, provided that, at least two Business Days but no more than 30 days prior to such Auction Date, EOG shall have given the Auction Agent, the Securities Depository and the applicable holders of record written notice of such deposit or availability.

PARAGRAPH 7(g) MISCELLANEOUS.

     EOG may interpret the provisions of this paragraph 7 to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not substantially adversely affect the rights of Existing Holders of Shares. An Existing Holder (A) may sell, transfer or otherwise dispose of Shares only pursuant to a Bid or Sell Order in accordance with the procedures described in this paragraph 7 through a Broker-Dealer, except that transfers of Shares may also be effected through means other than pursuant to Auctions provided that each such Transfer shall be valid and accepted by the Auction Agent only if such Existing Holder or its Broker-Dealer or Agent Member, as applicable, shall have advised the Auction Agent in writing of such transfer by 3:00 P.M. on the Business Day next preceding the Auction Date with respect to such Shares, and (B) except as otherwise required by law, shall have the ownership of the Shares held by it maintained in book entry form by the Securities Depository in the account of its Agent Member, which in turn will maintain records of such Existing Holder's beneficial ownership. Neither EOG nor any Affiliate shall submit an Order in any Auction. Any Existing Holder that is an Affiliate shall not sell, transfer or otherwise dispose of Shares to any Person other than EOG. All of the Outstanding Shares shall be represented by one or more certificates registered in the name of the nominee of the Securities Depository unless otherwise required by law or unless there is no Securities Depository. If there is no Securities Depository, at EOG's option and upon its receipt of such documents as it deems appropriate, such Shares may be registered in the stock register in the name of the Existing Holder thereof and such Existing Holder thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation, as amended, of the Company (the "Corporation" therein) contains the following provisions relating to indemnification of directors and officers, namely:

     "Eighth: A.1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     2. The foregoing provisions of this Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this Restated Certificate of Incorporation. Any repeal or amendment of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article, a director shall not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law enacted that further limits the liability of a director.

     B.1. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 2. hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of the proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     2. If a claim under paragraph B.1. of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     3. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     4. The Corporation may maintain insurance at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation law.

     5. If this article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director, officer, employee and agent of the Corporation, and may nevertheless indemnify and hold harmless each employee and agent of the Corporation, as to costs, charges and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

     6. For purposes of this Article, reference to the"Corporation" shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     The Company has purchased liability insurance policies covering the directors and officers of the Company to provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Exhibits not incorporated herein by reference to a prior filing are designated by an asterisk (*) and are filed herewith; all exhibits not so designated are incorporated herein by reference as indicated.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.1(a)         -- Restated Certificate of Incorporation (incorporated by
                            reference to Exhibit 3.1 to EOG's Registration Statement
                            on Form S-1 (Registration No. 33-30678), filed August 24,
                            1989).
          3.1(b)         -- Certificate of Amendment of Restated Certificate of
                            Incorporation (incorporated by reference to Exhibit
                            4.1(b) to EOG's Registration Statement on Form S-8 (No.
                            33-52201), filed February 8, 1994).
          3.1(c)         -- Certificate of Amendment of Restated Certificate of
                            Incorporation (incorporated by reference to Exhibit
                            4.1(c) to EOG's Registration Statement on Form S-8 (No.
                            33-58103), filed March 15, 1995).
          3.1(d)         -- Certificate of Amendment of Restated Certificate of
                            Incorporation, dated June 11, 1996 (incorporated by
                            reference to Exhibit 3(d) to EOG's Registration Statement
                            on Form S-3 (No. 333-09919), filed August 9, 1996).
          3.1(e)         -- Certificate of Amendment of Restated Certificate of
                            Incorporation, dated May 7, 1997 (incorporated by
                            reference to Exhibit 3(e) to EOG's Registration Statement
                            on Form S-3 (No. 333-44785), filed January 23, 1998).
          3.1(f)         -- Certificate of Ownership and Merger, dated August 26,
                            1999 (incorporated by reference to Exhibit 3.1(f) to
                            EOG's Annual Report on Form 10-K for the year ended
                            December 31, 1999).
          3.1(g)         -- Certificate of Designation, Preferences and Rights of
                            Fixed Rate Cumulative Perpetual Senior Preferred Stock,
                            Series A, dated December 8, 1999 (incorporated by
                            reference to Exhibit 3.1(g) to EOG's Annual Report on
                            Form 10-K for the year ended December 31, 1999).
          3.1(h)         -- Certificate of Designations, Preferences and Rights of
                            Flexible Money Market Cumulative Preferred Stock, Series
                            C, dated December 20, 1999 (incorporated by reference to
                            Exhibit 3.1(h) to EOG's Annual Report on Form 10-K for
                            the year ended December 31, 1999).
          3.1(i)         -- Certificate of Designations of Series E Junior
                            Participating Preferred Stock, dated February 14, 2000
                            (incorporated by reference to Exhibit 2 to EOG's
                            Registration Statement on Form 8-A, filed February 18,
                            2000).
          3.1(j)         -- Form of Certificate of Designation, Preferences and
                            Rights of Fixed Rate Cumulative Perpetual Senior
                            Preferred Stock, Series B incorporated by reference to
                            Exhibit 3.1(j) to EOG's Registration Statement on Form
                            S-4 (No. 333-36056), filed May 2, 2000.
         *3.1(k)         -- Form of Certificate of Designation, Preferences and
                            Rights of Flexible Money Market Cumulative Preferred
                            Stock, Series D.
          3.2            -- By-laws, dated August 23, 1989, as amended December 12,
                            1990, February 8, 1994, January 19, 1996, February 13,
                            1997, May 5, 1998, September 7, 1999 and February 14,
                            2000 (incorporated by reference to Exhibit 3.1 to EOG's
                            Current Report on Form 8-K, filed February 18, 2000).
          4.1            -- Rights Agreement, dated as of February 14, 2000, between
                            EOG Resources, Inc. and First Chicago Trust Company of
                            New York (incorporated by reference to Exhibit 1 to EOG's
                            Registration Statement on Form 8-A, filed February 18,
                            2000).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.3(a)         -- Amended and Restated 1994 Stock Plan (incorporated by
                            reference to Exhibit 4.3 to EOG's Registration Statement
                            on Form S-8 (No. 33-58103), filed March 15, 1995).
          4.3(b)         -- Amendment to Amended and Restated 1994 Stock Plan, dated effective as of December 12, 1995 (incorporated by
                            reference to Exhibit 4.3(a) to EOG's Annual Report on
                            Form 10-K for the year ended December 31, 1995).
          4.3(c)         -- Amendment to Amended and Restated 1994 Stock Plan, dated effective as of December 10, 1996 (incorporated by
                            reference to Exhibit 4.3(a) to EOG's Registration
                            Statement on Form S-8 (No. 333-20841), filed January 31,
                            1997).
          4.3(d)         -- Third Amendment to Amended and Restated 1994 Stock Plan,
                            dated effective as of December 9, 1997 (incorporated by
                            reference to Exhibit 4.3(d) to EOG's Annual Report on
                            Form 10-K for the year ended December 31, 1997).
          4.3(e)         -- Fourth Amendment to Amended and Restated 1994 Stock Plan,
                            dated effective as of May 5, 1998 (incorporated by
                            reference to Exhibit 4.3(e) to EOG's Annual Report on
                            Form 10-K for the year ended December 31, 1998).
          4.3(f)         -- Fifth Amendment to Amended and Restated 1994 Stock Plan,
                            dated effective as of December 8, 1998 (incorporated by
                            reference to Exhibit 4.3(f) to EOG's Annual Report on
                            Form 10-K for the year ended December 31, 1998).
         *4.3(g)         -- Form of Stock Certificate evidencing the Flexible Money
                            Market Cumulative Preferred Stock, Series D.
         *5.1            -- Opinion of Fulbright & Jaworski, L.L.P.
         12              -- Computation of Ratio of Earnings to Fixed Charges
                            (incorporated by reference to Exhibit 12 to EOG's Annual
                            Report on Form 10-K for the year ended December 31,
                            1999).
        *23.1            -- Consent of DeGolyer and MacNaughton.
        *23.2            -- Consent of Arthur Andersen LLP
        *23.3            -- Consent of Fulbright & Jaworski, L.L.P. (included in
                            Exhibit 5.1).
         24              -- Powers of Attorney (incorporated by reference to Exhibit
                            24 to EOG's registration statement on Form S-4 (No.
                            333-36056), filed May 2, 2000).
        *99.1            -- Letter of Transmittal.

---------------

* Filed herewith.

+ To be filed by amendment.

     (b) Financial Statement Schedules.

     All schedules for which provision is made in applicable accounting regulations of the SEC have been omitted as the schedules are either not required under the related instructions, are not applicable or the information required thereby is set forth in the Company's Consolidated Financial Statements or the Notes thereto.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 5, 2000.

                                            EOG RESOURCES, INC.

                                            By:     /s/ DAVID R. LOONEY
                                              ----------------------------------
                                                David R. Looney
                                                Vice President, Finance

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 5th day of May, 2000 by the following persons in the capacities indicated.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                  /s/ MARK G. PAPA                         Chairman of the Board, Chief Executive
-----------------------------------------------------        Officer (Principal Executive Officer),
                    Mark G. Papa                             Director

               /s/ TIMOTHY K. DRIGGERS                     Vice President and Controller (Principal
-----------------------------------------------------        Accounting Officer)
                 Timothy K. Driggers

                 /s/ DAVID R. LOONEY                       Vice President, Finance (Principal
-----------------------------------------------------        Financial Officer)
                   David R. Looney

                          *                                Director
-----------------------------------------------------
                   Fred C. Ackman

                          *                                Director
-----------------------------------------------------
                 Edward Randall, III

                          *                                Director
-----------------------------------------------------
                Edmund P. Segner, III

                          *                                Director
-----------------------------------------------------
                   Frank G. Wisner

             *By /s/ BARRY HUNSAKER, JR.
  -------------------------------------------------
                 Barry Hunsaker, Jr.
        (Attorney-in-fact for persons named)

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.1(a)         -- Restated Certificate of Incorporation (incorporated by
                            reference to Exhibit 3.1 to EOG's Registration Statement
                            on Form S-1 (Registration No. 33-30678), filed August 24,
                            1989).
          3.1(b)         -- Certificate of Amendment of Restated Certificate of
                            Incorporation (incorporated by reference to Exhibit
                            4.1(b) to EOG's Registration Statement on Form S-8 (No.
                            33-52201), filed February 8, 1994).
          3.1(c)         -- Certificate of Amendment of Restated Certificate of
                            Incorporation (incorporated by reference to Exhibit
                            4.1(c) to EOG's Registration Statement on Form S-8 (No.
                            33-58103), filed March 15, 1995).
          3.1(d)         -- Certificate of Amendment of Restated Certificate of
                            Incorporation, dated June 11, 1996 (incorporated by
                            reference to Exhibit 3(d) to EOG's Registration Statement
                            on Form S-3 (No. 333-09919), filed August 9, 1996).
          3.1(e)         -- Certificate of Amendment of Restated Certificate of
                            Incorporation, dated May 7, 1997 (incorporated by
                            reference to Exhibit 3(e) to EOG's Registration Statement
                            on Form S-3 (No. 333-44785), filed January 23, 1998).
          3.1(f)         -- Certificate of Ownership and Merger, dated August 26,
                            1999 (incorporated by reference to Exhibit 3.1(f) to
                            EOG's Annual Report on Form 10-K for the year ended
                            December 31, 1999).
          3.1(g)         -- Certificate of Designation, Preferences and Rights of
                            Fixed Rate Cumulative Perpetual Senior Preferred Stock,
                            Series A, dated December 8, 1999 (incorporated by
                            reference to Exhibit 3.1(g) to EOG's Annual Report on
                            Form 10-K for the year ended December 31, 1999).
          3.1(h)         -- Certificate of Designations, Preferences and Rights of
                            Flexible Money Market Cumulative Preferred Stock, Series
                            C, dated December 20, 1999 (incorporated by reference to
                            Exhibit 3.1(h) to EOG's Annual Report on Form 10-K for
                            the year ended December 31, 1999).
          3.1(i)         -- Certificate of Designations of Series E Junior
                            Participating Preferred Stock, dated February 14, 2000
                            (incorporated by reference to Exhibit 2 to EOG's
                            Registration Statement on Form 8-A, filed February 18,
                            2000).
          3.1(j)         -- Form of Certificate of Designation, Preferences and
                            Rights of Fixed Rate Cumulative Perpetual Senior
                            Preferred Stock, Series B incorporated by reference to
                            Exhibit 3.1(j) to EOG's Registration Statement on Form
                            S-4 (No. 333-36056), filed May 2, 2000.
         *3.1(k)         -- Form of Certificate of Designation, Preferences and
                            Rights of Flexible Money Market Cumulative Preferred
                            Stock, Series D.
          3.2            -- By-laws, dated August 23, 1989, as amended December 12,
                            1990, February 8, 1994, January 19, 1996, February 13,
                            1997, May 5, 1998, September 7, 1999 and February 14,
                            2000 (incorporated by reference to Exhibit 3.1 to EOG's
                            Current Report on Form 8-K, filed February 18, 2000).
          4.1            -- Rights Agreement, dated as of February 14, 2000, between
                            EOG Resources, Inc. and First Chicago Trust Company of
                            New York (incorporated by reference to Exhibit 1 to EOG's
                            Registration Statement on Form 8-A, filed February 18,
                            2000).
          4.3(a)         -- Amended and Restated 1994 Stock Plan (incorporated by
                            reference to Exhibit 4.3 to EOG's Registration Statement
                            on Form S-8 (No. 33-58103), filed March 15, 1995).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.3(b)         -- Amendment to Amended and Restated 1994 Stock Plan, dated effective as of December 12, 1995 (incorporated by
                            reference to Exhibit 4.3(a) to EOG's Annual Report on
                            Form 10-K for the year ended December 31, 1995).
          4.3(c)         -- Amendment to Amended and Restated 1994 Stock Plan, dated effective as of December 10, 1996 (incorporated by
                            reference to Exhibit 4.3(a) to EOG's Registration
                            Statement on Form S-8 (No. 333-20841), filed January 31,
                            1997).
          4.3(d)         -- Third Amendment to Amended and Restated 1994 Stock Plan,
                            dated effective as of December 9, 1997 (incorporated by
                            reference to Exhibit 4.3(d) to EOG's Annual Report on
                            Form 10-K for the year ended December 31, 1997).
          4.3(e)         -- Fourth Amendment to Amended and Restated 1994 Stock Plan,
                            dated effective as of May 5, 1998 (incorporated by
                            reference to Exhibit 4.3(e) to EOG's Annual Report on
                            Form 10-K for the year ended December 31, 1998).
          4.3(f)         -- Fifth Amendment to Amended and Restated 1994 Stock Plan,
                            dated effective as of December 8, 1998 (incorporated by
                            reference to Exhibit 4.3(f) to EOG's Annual Report on
                            Form 10-K for the year ended December 31, 1998).
         *4.3(g)         -- Form of Stock Certificate evidencing the Flexible Money
                            Market Cumulative Preferred Stock, Series D.
         *5.1            -- Opinion of Fulbright & Jaworski, L.L.P.
         12              -- Computation of Ratio of Earnings to Fixed Charges
                            (incorporated by reference to Exhibit 12 to EOG's Annual
                            Report on Form 10-K for the year ended December 31,
                            1999).
        *23.1            -- Consent of DeGolyer and MacNaughton.
        *23.2            -- Consent of Arthur Andersen LLP
        *23.3            -- Consent of Fulbright & Jaworski, L.L.P. (included in
                            Exhibit 5.1).
         24              -- Powers of Attorney (incorporated by reference to Exhibit
                            24 to EOG's registration statement on Form S-4 (No.
                            333-36056), filed May 2, 2000).
        *99.1            -- Letter of Transmittal.

---------------

* Filed herewith.

+ To be filed by amendment.